Form 10-K, Exhibit 13
period 1997-12-31
COMMUNITY SAVINGS BANKSHARES INC
filed 1998-03-30
CIK 1045934

EXHIBIT 13

                       1997 ANNUAL REPORT TO SHAREHOLDERS

                  [GRAPHICS/PHOTOS OMITTED FROM PAGE 1 THRU 9]



FINANCIAL HIGHLIGHTS

Community  Savings  Bankshares,  Inc. common stock trades on the Nasdaq National
Market under the symbol "CMSV".

                                                    12/31/97    12/31/96      9/30/96      9/30/95     9/30/94    9/30/93
FOR THE YEAR ENDED (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Interest income                                      $50,316     $45,580      $43,889      $37,720     $34,130    $39,747
Interest expense                                      27,390      23,888       22,859       18,634      15,525     17,639
Net interest income                                   22,926      21,692       21,030       19,086      18,605     22,108
Net income                                             5,356       4,024        3,915        4,574       3,737      5,401

AVERAGE FOR THE YEAR ENDED (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Assets                                              $693,175    $631,038     $612,004     $544,555    $528,286   $532,222
Loans receivable, net                                411,098     359,414      346,880      321,849     321,721    352,173
Cash and cash equivalents                             42,029      47,532       48,367       53,736      40,946     36,356
Mortgage-backed securities - held to maturity         99,884     106,387       99,959       53,349      28,843     15,428
Investments - held to maturity and securities
   available for sale                                110,986      89,378       87,280      130,094     106,031     92,897
Deposits                                             537,965     494,034      478,955      429,893     452,070    455,816
Borrowed funds                                        61,551      46,076       42,416       29,086      23,657     27,040
Shareholders' equity                                  78,822      75,323       74,638       69,263      36,376     31,734

AT YEAR END (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Assets                                              $720,133    $655,209     $650,332     $567,006    $560,268   $523,248
Loans receivable, net                                451,709     389,040      376,219      329,442     317,117    328,747
Cash and cash equivalents                             25,954      42,442       44,780       42,497      89,843     35,188
Mortgage-backed securities - held to maturity         46,413      53,405       54,945       77,499      41,281     14,290
Investments - held to maturity                        21,388      22,139       22,293       59,679      52,204     43,789
Securities available for sale                        142,269     123,152      124,287       27,028      26,729     69,459
Real estate owned                                        592       1,455        1,384        1,910       3,686      1,324
Deposits                                             550,708     513,709      498,929      437,376     459,979    450,356
Borrowed funds                                        75,098      53,908       55,867       39,101      19,233     20,113
Shareholders' equity                                  81,259      76,119       75,056       72,848      38,110     34,846

SIGNIFICANT PERFORMANCE RATIOS
----------------------------------------------------------------------------------------------------------------------------
Return on average assets                                0.77%       0.64%        0.64%        0.84%       0.71%      1.01%
Return on average equity                                6.80        5.34         5.25         6.60       10.27      17.02
Interest rate spread                                    3.13        3.24         3.24         3.40        3.69       4.43
Equity to assets                                       11.28       11.62        11.54        12.85        6.80       6.65
Non-interest income to average assets                   0.60        0.58         0.55         0.62        0.63       0.96
Non-interest expense to average assets                  2.68        3.18         3.20         2.74        2.82       2.93
Non-performing loans to total loans                     0.31        0.42         0.22         0.20        0.93       2.05
Non-performing assets to total assets                   0.47        0.47         0.40         0.45        1.25       1.54
Allowance for loan losses to non-performing loans     193.04      155.86       274.58       527.49      114.72      55.65
Allowance for loan losses to net loans receivable       0.59        0.65         0.61         1.06        1.07       1.14

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

In the following discussion, references to "Bankshares" relate to Community Savings Bankshares, Inc. together with its subsidiary, Community Savings, F. A. (the "Association"). During January 1997, the Board of Directors voted to change the fiscal year end for all related entities from September 30th to December 31st, effective with the year and the three months ended December 31, 1996.

                       COMMUNITY SAVINGS BANKSHARES, INC.

Bankshares is a federally chartered mid-tier stock holding company organized in August 1997. The only significant asset of Bankshares is its investment in its wholly-owned subsidiary, the Association. Bankshares is majority owned by ComFed, M.H.C. ("ComFed") a federally chartered mutual holding company. After the close of business on September 30, 1997, Bankshares acquired all of the issued and outstanding common stock of the Association in connection with the Association's reorganization into the two-tier form of mutual holding company ownership. At that time, each share of the Association's common stock was converted into one share of Bankshares' common stock. At December 31, 1997, ComFed owned 2,620,144 shares of Bankshares' common stock with the remaining 2,474,776 shares owned by the minority shareholders. The holding company reorganization was accounted for at historical cost in a manner similar to a pooling of interests.

                            COMMUNITY SAVINGS, F. A.

The Association, founded in 1955, is a federally chartered savings and loan association headquartered in North Palm Beach, Florida. The Association's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The Association has been a member of the Federal Home Loan Bank of Atlanta ("FHLB") since 1955. The Association is regulated by the Office of Thrift Supervision ("OTS"). On October 24, 1994, the Association completed a reorganization into a federally chartered mutual holding company, ComFed. As part of the reorganization, the Association organized a new federally chartered stock savings association and transferred substantially all of its assets and liabilities to the stock savings association in exchange for a majority of the common stock of the stock savings association.

The Association is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest in various consumer-based real estate loans, mortgage-backed securities ("MBS"), and investment securities. The Association's plan is to operate as a well-capitalized, profitable and independent institution. The Association currently exceeds all regulatory capital requirements. The Association's profitability is highly dependent on its net interest income. The components that determine net interest income are the amount of interest-earning assets and interest-bearing liabilities, together with the rates earned or paid on such interest rate-sensitive instruments. The Association is sensitive to managing interest rate risk exposure by better matching asset and liability maturities and rates. This is accomplished while considering the credit risk of certain assets. The Association maintains asset quality by utilizing comprehensive loan underwriting standards and collection efforts as well as by primarily originating or purchasing secured or guaranteed assets.

LIQUIDITY AND CAPITAL RESOURCES

The Association adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Association also adjusts liquidity as appropriate to meet its asset and liability management objectives. A major portion of the Association's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5.0%. The Association's liquidity ratio averaged 15.0% during the month of December 31, 1997 and 14.2% for fiscal 1997.

The Association's primary sources of funds are deposits, amortization and prepayment of loans and MBS, maturities of investment securities and other short-term  investments,  FHLB  advances,  and earnings and funds  provided from operations. While scheduled principal repayments on loans and MBS, and maturities of securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Association manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Association invests funds in excess of its immediate needs in short-term interest-earning deposits and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $13.6 million at December 31, 1997. Other assets qualifying for liquidity outstanding at December 31, 1997 amounted to $56.4 million. For additional information about cash flows from the operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the consolidated financial statements.

Liquidity management is both a daily and long-term function of business management. If funds are required beyond the ability to generate them internally, borrowing agreements exist with the FHLB of Atlanta which provide an additional source of funds. FHLB advances totaled $57.3 million at December 31, 1997. At December 31, 1997, loan commitments totaled $4.7 million and the unfunded portion of loans in process totaled $24.2 million. There were no commitments outstanding to purchase loans. Certificates of deposit scheduled to mature in less than one year totaled $260.8 million at December 31, 1997. Based on prior experience, management believes that a significant portion of such deposits will remain with the Association.

The deposits of savings and loan associations, such as the Association, are presently insured by the SAIF. The SAIF and the Bank Insurance Fund ("BIF") are the two insurance funds administered by the FDIC. On August 8, 1995, in recognition of BIF achieving its mandated reserve ratio, the FDIC revised the premium schedule for BIF members to provide a new range of .04% to .31% of deposits (as compared to the then existing range of .23% to .31% of deposits for BIF and SAIF insured institutions). Subsequent revisions in such schedule resulted in most BIF-insured institutions paying the statutory annual minimum premium of $2,000. As a result, well capitalized and healthy BIF members paid significantly lower premiums than SAIF-insured institutions. Without a substantial increase in premium rates, or the imposition of special assessments or other significant developments, such as a merger of SAIF and BIF, it was not anticipated that SAIF would be adequately recapitalized until 2002. As a result of the disparity in BIF and SAIF premium rates, SAIF members were placed at a significant competitive disadvantage in relation to BIF members with respect to pricing of loans and deposits and the ability to lower their operating costs.

On September 30, 1996 Congress passed, and the President signed, the Deposit Insurance Funds Act of 1996 (the "DIF"), which mandated that all institutions which have deposits insured by SAIF were required to pay a one-time special assessment of 65.7 basis points on SAIF-insured deposits (subject to adjustment for certain types of banks with SAIF deposits) that were held at March 31, 1995 payable by November 27, 1996 to recapitalize the SAIF. The assessment increased the SAIF's reserve ratio to a level comparable to that of the BIF at 1.25% of total insured deposits. The FDIC, in connection with the recapitalization, also lowered SAIF premiums from $0.23 per $100 to $0.065 per $100 of insured deposits beginning in January 1997. The Association's share of this special assessment totaled $2.8 million and is reflected in the operating results for the year ended September 30, 1996.

In August 1996, Congress passed legislation which repealed Bankshares' present method of accounting for bad debts for federal income tax purposes. As discussed in Note 12 to the consolidated financial statements, Bankshares previously used the percentage of taxable income method to determine its bad debt deduction in the computation of its taxable income. Under the new legislation, Bankshares is required to use the specific charge-off method, which may result in a different deduction for bad debts in determining taxable income than as computed under the previous method. Additionally, Bankshares is required to recapture its post-1987 additions to its bad debt reserves. Since Bankshares had previously provided deferred taxes for the income tax bad debt reserves established after 1987, no additional income tax liability related to the recapture occurred. The new legislation was effective for taxable years beginning after December 31, 1995.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of Bankshares and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact is reflected in the increased cost of Bankshares operations. Unlike most industrial companies, nearly all the assets and liabilities of Bankshares are monetary. As a result, interest rates have a greater impact on Bankshares' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION
DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

Total assets increased $64.9 million to $720.1 million at December 31, 1997 from $655.2 million at December 31, 1996. The increase in total assets was primarily due to a $62.7 million increase in the loan portfolio and an $11.4 million increase in the securities portfolio (which includes securities available for sale, investment securities, and mortgage-backed and related securities). In addition, office properties and equipment increased $3.8 million primarily related to the opening of three new branches and the purchase of new computer software and hardware. Other assets increased by $3.2 million due to an investment in an affordable housing tax credit partnership. These increases resulted from the implementation of the Association's growth strategy for fiscal year 1997. This strategy emphasized increased loan production funded by retail deposits, combined with the purchase of securities funded by public fund deposits, odd-term certificates of deposit, or FHLB advances. To increase the loan portfolio, the Association continued to emphasize an incentive-based loan origination program which resulted in new loan originations and purchases of $143.7 million, of which $92.4 million were one-to four-family residential loans, $31.4 million were commercial business and real estate loans, $14.4 million were land loans and $5.5 million were other loans. These originations and purchases were offset in part by repayments, sales, and other adjustments totaling $81.0 million.

The securities portfolio had a net increase for the year of $11.4 million. Investment securities held to maturity decreased $751,000 to $21.4 million at December 31, 1997 from $22.1 million at December 31, 1996, as did mortgage-backed and related securities which decreased $7.0 million to $46.4 million at December 31, 1997 from $53.4 million at December 31, 1996. These decreases were due primarily to normal amortization and calls. However, securities available for sale increased $19.1 million to $142.3 million at December 31, 1997 from $123.2 million at December 31, 1996 due to the purchases of $46.5 million of securities, which included $45.8 million in U. S. Government and agency securities and $687,000 in mortgage-backed and related securities. These purchases were partially offset by sales, calls, repayments, and other adjustments of $27.4 million.

Office properties and equipment increased by $3.8 million for the year primarily due to the expansion of branch operations as well as the purchase of new computer hardware and software. Three new branches were opened during the year ended December 31, 1997. A new building was constructed on an outparcel in the Indian River Mall in Vero Beach, and two leaseholds were assumed from other financial institutions in Hutchinson Island and Lake Worth. Other assets increased $3.2 million to $5.2 million at December 31, 1997 from $2.0 million at December 31, 1996, due to the investment in an affordable housing tax credit partnership. The Association's approximately 4% limited partnership interest results in tax benefits in the form of tax deductions from operating losses and tax credits. The investment in the partnership is being amortized over the estimated life of the partnership.

The increase in total assets was funded primarily by a $37.0 million increase in deposits to $550.7 million at December 31, 1997 as compared to $513.7 million at December 31, 1996. The deposit growth reflected increased retail deposits resulting from special promotions of odd-term certificates combined with competitive pricing intended to maintain the existing deposit customers as well as to attract new customers in the Association's market area. The increase in assets also reflected the purchase of securities in leveraged transactions intended to enhance net interest income which were funded by a $22.5 million net increase in advances from the FHLB to $57.3 million at December 31, 1997 from $34.8 million at December 31, 1996.

Shareholders' equity increased to $81.3 million or $16.39 per share at December 31, 1997 from $76.1 million or $15.50 per share at December 31, 1996, reflecting net income for the year of $5.4 million offset primarily by dividends totaling $0.90 per share declared on the common stock held by minority shareholders. As a result of the exercise of stock options granted pursuant to the stock option plan, 4,800 shares of common stock were issued from authorized but unissued shares during the year ended December 31, 1997, resulting in 5,094,920 outstanding shares as of December 31, 1997.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND SEPTEMBER 30, 1996

GENERAL
Net income for the year ended December 31, 1997 increased 38.5 % to $5.4 million, or $1.09 per share, compared to $3.9 million, or $0.80 per share for the year ended September 30, 1996. This increase in net income was primarily due to the special one time SAIF special pretax assessment of $2.8 million which was recorded during September 1996 and which did not reoccur during the year ended December 31, 1997. Net interest income increased $1.9 million to $22.9 million for the year ended December 31, 1997 from $21.0 million for the year ended September 30, 1996. Other income and the provision for income taxes increased $641,000 and $2.2 million, respectively, while operating expense decreased $1.2 million during these time periods.

INTEREST INCOME
Interest income for the year ended December 31, 1997 totaled $50.3 million, an increase of $6.4 million, or 14.6%, from $43.9 million for the year ended September 30, 1996 reflecting, in part, the implementation of the Association's growth strategy to increase the loan portfolio and securities held for sale. The increase was due primarily to an increase in average interest-earning assets of $77.9 million to $653.8 million for the year ended December 31, 1997 from $575.9 million for the year ended September 30, 1996, enhanced by an increase in the average yield on average interest-earning assets to 7.70% for the year ended December 31, 1997 from 7.62% for the year ended September 30, 1996. Interest income on loans increased $5.2 million, or 18.5%, to $33.5 million for the year ended December 31, 1997 compared to $28.3 million for the year ended September 30, 1996. Interest income on real estate loans increased by $5.0 million, or 19.0%, to $31.8 million for the year ended December 31, 1997 from $26.8 million for the year ended September 30, 1996, primarily because of an increase in the average balance of real estate loans of $61.6 million, or 18.6%, and an increase in the average yield on real estate loans to 8.11% from 8.09%. Interest income from investment securities and securities available for sale increased by $1.7 million, or 19.5%, to $10.4 million for the year ended December 31, 1997 from $8.7 million for the year ended September 30, 1996. The increase in income from investment securities and securities available for sale was primarily caused by an increase in the average balance of $23.7 million to $111.0 million for the year ended December 31, 1997 from $87.3 million for the year ended September 30, 1996 as well as an increase in the average yield to 6.79% for the year ended December 31, 1997 from 6.53% for the year ended September 30, 1996. Interest income from other investments, which includes interest-earning deposits and FHLB stock, decreased $537,000, or 21.5%, to $2.0 million for the year ended December 31, 1997 from $2.5 million for the year ended September 30, 1996. The decrease in interest from other investments is primarily attributable to a $10.0 million, or 23.9%, decrease in the average balance of other investments to $31.8 million during 1997 from $41.8 million during 1996, partially offset by an increase in the average yield on other investments to 6.14% for the year ended December 31, 1997 from 5.96% for the year ended September 30, 1996.

INTEREST EXPENSE
Interest expense increased $4.5 million, or 19.8%, to $27.4 million for the year ended December 31, 1997 from $22.9 million for the year ended September 30, 1996. Interest on deposits increased $3.4 million, or 17.7%, to $22.6 million for the year ended December 31, 1997 from $19.2 million for the year ended September 30, 1996. The increase was due primarily to the increase in average cost of deposits to 4.21% from 4.02%, as well as an increase in the average balance of deposits of $59.0 million, or 12.3%, to $538.0 million during 1997 from $479.0 million during 1996. In order to increase its market share of total deposits during 1997 as well as to maintain its existing deposit customers, the Association placed an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, as part of its asset liability policy. Certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts. Certificates of deposits and transaction accounts increased $19.4 million and $17.6 million, respectively, at December 31, 1997 as compared to September 30, 1996. Interest expense attributable to borrowed funds increased $1.1 million, or 31.2%, to $4.7 million for the year ended December 31, 1997 from $3.6 million for the year ended September 30, 1996. The increase in interest expense attributable to borrowed funds is due to an increase in the average balance of borrowed funds to $61.6 million during 1997 from $42.4 million during the 1996 period, partially offset by a decrease in the average cost of borrowed funds to 7.70% for the year ended December 31, 1997 from 8.52% for the 1996 period. During 1997, additional advances from the FHLB were used primarily to fund the purchase of securities with higher interest yields than the interest cost of the FHLB advances.

PROVISION FOR LOAN LOSSES
The Association maintains an allowance for loan losses based upon a periodic evaluation of known and inherent risks in the loan portfolio, the past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, the estimated value of the underlying loan collateral, the nature and volume of its loan activities, and current as well as expected future economic conditions. Loan loss provisions are based upon management's estimate of the fair value of the collateral and the actual loss experience, as well as guidelines applied by the OTS and the FDIC. The provision for loan losses was $264,000 for the year ended December 31, 1997 as compared to $98,000 for the year ended September 30, 1996. The increase in the provision for loan losses for 1997 was attributable to management's assessment that the allowance for loan losses needed to be increased to absorb the risk inherent in the loan portfolio as the loan portfolio was increased by $62.7 million during this period. Management reviews the adequacy of its allowances for loan losses monthly through asset classification review. The allowance for loan losses as a percentage of net loans receivable at December 31, 1997 and September 30, 1996 was 0.59% and 0.61%, respectively.

OTHER INCOME
Other income consists of servicing income and fee income, service charges, gain or loss on the sale or early maturity of securities available for sale, loans, and other assets as well as income or loss from a real estate venture in which a subsidiary of the Association was involved. Other income increased $641,000, or 18.1%, to $4.2 million for the year ended December 31, 1997 from $3.5 million for the year ended September 30, 1996. Net gain on sale of other assets of $617,000 in the year ended December 31, 1997 represented the sale of stock of the Association's data service bureau which did not occur during 1996. In addition, the year ended December 31, 1997 reflected a $3,000 net gain on the sale of loans as compared to a $225,000 net loss for the 1996 period. Fee income (which includes servicing income and other loan fees, and NOW account and other customer fees) increased $310,000 to $3.6 million for the 1997 year from $3.3 million for the 1996 period as a result of fee structure changes put in place during 1997. These increases were partially offset by a decrease in miscellaneous income of $252,000. This decrease reflected the amortization of the affordable housing tax credit partnership of $147,000 during the year ended December 31, 1997.

OPERATING EXPENSE
Total  operating  expense  decreased  $1.2 million to $18.6 million for the year ended December 31, 1997 from $19.8 million for the year ended September 30, 1996. Operating expense was higher in the 1996 period primarily due to the one-time $2.8 million special assessment for recapitalization of the SAIF. This special assessment was levied against institutions having SAIF-insured deposits as of March 31, 1995, as mandated by the DIF. Due to new reduced deposit insurance premium levels during 1997, the 1997 regular premium was $270,000 as compared to $1.1 million for the 1996 period. Employee compensation and benefits increased by $1.2 million to $9.0 million during the year ended December 31, 1997 from $7.8 million during the year ended September 30, 1996 and occupancy and equipment expense increased $478,000 to $5.1 million for the year ended December 31, 1997, from $4.6 million for the 1996 period. These increases are primarily the result of the opening of three new branch offices, the implementation of a new company wide computer network, and additional costs related to the incentive-based loan originators. These events involved construction costs, increases in staffing, and depreciation increases related to new hardware and software for the network.

PROVISION FOR INCOME TAXES
Provision for income taxes increased $2.2 million to $2.9 million for the year ended December 31, 1997 from $761,000 for the 1996 period. This increase was the result of higher taxable income during the year ended December 31, 1997. In addition, the 1996 period included the reversal of a $1.1 million prior accrued liability which in management's opinion was no longer required and which was reversed with a credit to the 1996 income tax provision.

RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995

GENERAL
Net income for the three months ended December 31, 1996 increased 10.5% to $1.2 million, or $0.23 per share, compared to $1.1 million, or $0.22 per share, for the three months ended December 31, 1995. The increase in net income was due to increases in net interest income of $662,000 and in other income of $145,000 offset in part by increases of $213,000 in the provision for loan losses, $455,000 in operating expense, and $29,000 in the provision for income taxes.

NET INTEREST INCOME
Net interest income increased to $5.5 million for the quarter ended December 31, 1996 from $4.9 million for the three months ended December 31, 1995 primarily as a result of an $78.0 million increase in average interest-earning assets to $616.6 million for the three months ended December 31, 1996 from $538.6 million for the same period in 1995. This increase was offset in large part by a $74.8 million increase in average interest-bearing liabilities to $559.8 million for the three months ended December 31, 1996 from $485.0 million for the same period in 1995.

PROVISION FOR LOAN LOSSES
The provision for loan losses was $243,000 for the three months ended December 31, 1996 as compared to $30,000 for the same period in 1995. The increase in the provision of $213,000 included a $200,000 transfer to the general loan valuation allowance from a specific reserve which had been maintained with respect to an interest-earning deposit which was pledged as collateral for the loan made to the Association's Employee Stock Ownership Plan (the "ESOP") and which was recovered during the three months ended December 31, 1996. The allowance for loan losses as a percentage of net loans receivable was 0.65% and 1.04% at December 31, 1996 and 1995, respectively.

OTHER INCOME
Other income consists of servicing income and fee income, service charges, gain or loss on the sale of securities available for sale and income or loss from the Association's subsidiary's real estate venture. Other income increased $145,000 to $1.2 million for the three months ended December 31, 1996 from $1.1 million for the same period in 1995, due to the reversal of a specific reserve of $200,000 referenced above which had been maintained with respect to an interest-earning deposit which was pledged as collateral for the ESOP loan and which was recovered during the 1996 period.

OPERATING EXPENSE
Operating expense increased $455,000, or 10.9%, to $4.6 million for the three month period ended December 31, 1996, from $4.2 million from the same period in 1995, primarily due to increases of $135,000 in advertising and promotion due to increased advertising designed to increase the Association's market share, and $122,000 in employee compensation and benefits as a result of increased staffing due to both a branch office opening and the expanded loan production program as previously discussed.

PROVISION FOR INCOME TAXES
Provision for income taxes increased $29,000 to $696,000 for the three months ended December 31, 1996 as compared to $667,000 for the same period in 1995 due to the increase in net income.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

GENERAL
Net income for the year ended September 30, 1996 decreased 15.2% to $3.9 million, or $0.80 per share, compared to $4.6 million, or $0.94 per share, for the same period last year due primarily to the $2.8 million special SAIF assessment as well as a $1.8 million increase in other operating expense. Such increases in expenses were partially offset by an increase in net interest income of $1.9 million, a decrease of $142,000 in provision for loan loss, and a decrease in the provision for income taxes of $2.0 million.

INTEREST INCOME
Interest income for the year ended September 30, 1996 totaled $43.9 million, an increase of $6.2 million, or 16.4%, from $37.7 million for the year ended September 30, 1995. The increase was due primarily to an increase in average interest-earning assets of $70.6 million to $575.9 million for the year ended September 30, 1996 from $505.3 million for the same period in 1995, enhanced by an increase in the average yield on average interest-earning assets to 7.62% for the year ended September 30, 1996 from 7.46% for the year ended September 30, 1995. Interest income on loans increased $3.4 million, or 13.7%, to $28.3 million for the year ended September 30, 1996 compared to $24.9 million for the same period in 1995. Interest income on real estate loans increased by $3.1 million, or 13.1%, to $26.8 million for the year ended September 30, 1996 from $23.7 million for the same period in 1995, primarily because of an increase in the average yield on real estate loans to 8.09% from 7.66%, and an increase in the average balance of real estate loans of $22.4 million, or 7.3%. Interest income on consumer and other loans increased by $288,000 in 1996 as compared to 1995, principally because of an increase in the average balance of such loans of $2.6 million to $15.7 million for the year ended September 30, 1996 from $13.1 million for the year ended September 30, 1995. Interest income on mortgage-backed and related securities increased by $205,000, or 4.9%, to $4.4 million. The increase in interest income from mortgage-backed and related securities is primarily attributable to an increase in the average balance of mortgage-backed and related securities to $100.0 million from $53.3 million, partially offset by a decrease in the average yield to 7.43% from 7.87%. Interest income from investment securities and securities available for sale increased by $2.8 million, or 46.7%, to $8.7 million for the year ended September 30, 1996 from $5.9 million for the year ended September 30, 1995. The increase in income from investment securities and securities available for sale was primarily caused by an increase in the average balance of $3.6 million to $87.3 million for the year ended September 30, 1996 from $83.7 million, offset by a decrease in the average yield to 6.53% for the year ended September 30, 1996 from 7.11% for the year ended September 30, 1995. Interest income from other investments decreased $226,000, or 8.3%, to $2.5 million for the year ended September 30, 1996 from $2.7 million for the year ended September 30, 1995. The decrease in interest from other investments was primarily attributable to a $4.6 million, or 9.9%, decrease in the average balance of other investments to $41.8 million during 1996 from $46.4 million during 1995, partially offset by an increase in the average yield on other investments to 5.96% for the year ended September 30, 1996 from 5.85% for the year ended September 30, 1995.

INTEREST EXPENSE
Interest expense increased $4.2 million, or 22.7%, to $22.9 million for the year ended September 30, 1996 from $18.6 million for the same period in 1995. Interest on deposits increased $3.5 million, or 22.8%, to $19.2 million for the year ended September 30, 1996 from $15.7 million for the year ended September 30, 1995. The increase was due primarily to the increase in average cost of deposits to 4.02% from 3.65%, and to a lesser degree, an increase in the average balance of deposits of $49.1 million, or 11.4%, to $479.0 million during 1996 from $429.9 million during 1995. In order to maintain, and if possible, to increase its market share of total deposits, during fiscal 1996 the Association placed an increased emphasis on certificate of deposit products, including a new odd-term certificate of deposit product, as well as existing certificate of deposit products as part of its asset liability policy. Certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts. Interest expense attributable to borrowed funds increased $657,000, or 22.2%, to $3.6 million for the year ended September 30, 1996 from $3.0 million for the year ended September 30, 1995. The increase in interest expense attributable to borrowed funds is due to an increase in the average balance of borrowed funds to $42.4 million during fiscal 1996 from $29.1 million during fiscal 1995, partially offset by a decrease in the average cost of borrowed funds to 8.52% for the year ended September 30, 1996 from 10.16% for the same period in 1995. During fiscal year 1996, the Association used additional advances from the FHLB primarily to fund the purchase of securities with higher interest yields than the interest cost of the FHLB advances.

PROVISION FOR LOAN LOSSES
The Association's provision for loan losses was $98,000 for the year ended September 30, 1996 as compared to $240,000 for the year ended September 30, 1995. The decrease in the provision for loan losses for fiscal 1996 was attributable to management's assessment that the allowance for loan losses was sufficient to absorb risk inherent in the Association's portfolio. Management reviews the adequacy of its allowances for loan losses monthly through asset classification review. The Association's allowance for loan losses as a percentage of net loans receivable at September 30, 1996 and 1995 was 0.61% and 1.06%, respectively.

OTHER INCOME
Other income consisted of servicing income and fee income, service charges, gain or loss on the sale or call of mortgage-backed and related securities and investment securities and income or loss from the Association's subsidiary's real estate venture. Other income increased $150,000, or 4.4%, to $3.5 million for the year ended September 30, 1996 from $3.4 million for the year ended September 30, 1995. The increase in other income was primarily due increases of $383,000 in NOW account and other customer fees (consisting of fees from money orders, transaction accounts, safe deposit boxes, and overdraft fees) and a $254,000 gain on the early maturity of an investment. These increases were partially offset by a decrease in miscellaneous income of $226,000 primarily as a result of a $279,000 decrease in the Association's income from its subsidiary's real estate venture which reflected the smaller number of closings on sales of units during fiscal 1996 as the real estate venture has sold the majority of the units. In addition, the Association recorded a net loss on the sale of loans of $225,000 during fiscal 1996 which did not occur in fiscal 1995.

OPERATING EXPENSE
Total  operating  expense  increased  $4.7 million to $19.8 million for the year ended September 30, 1996 from $14.9 million for the year ended September 30, 1995. The increase in operating expense was primarily attributable to a one-time $2.8 million special assessment for recapitalization of the SAIF as discussed previously. In addition, employee compensation and benefits increased by
$492,000 to $7.8 million during 1996 from $7.3 million during 1995, miscellaneous expense increased by $836,000 to $3.2 million during 1996 from $2.3 million during 1995, and the net gain on real estate owned decreased by $569,000 to $243,000 for 1996 from $812,000 for 1995. During fiscal year 1996, the Association received an additional payment of $470,000 representing a final settlement of the Association's claim with the State of Florida Department of Insurance, as Receiver for International Medical Centers, Inc. of Miami ("IMC"). Of this amount, $260,000 was classified as net gain on real estate owned while the remaining $210,000 was classified as interest income. During fiscal 1995, the Association received an initial settlement of this claim of $816,000 which was classified as net gain on real estate owned. Occupancy and equipment expense increased $75,000 to $4.6 million for 1996 from $4.5 million for 1995 primarily due to the opening of a new office, and advertising and promotion increased $71,000 to $616,000 for 1996 from $545,000 for 1995 primarily due to increased advertising for the Association's lending products.

PROVISION FOR INCOME TAXES
Provision for income taxes decreased $2.0 million to $761,000 for the year ended September 30, 1996 from $2.8 million for the same period in 1995. The decrease in income tax expense reflected lower pre-tax income during the comparative periods as well as the reversal of a $1.1 million prior accrued liability which in management's opinion was no longer required and which was reversed with a credit to the 1996 income tax provision.

IMPACT OF NEW ACCOUNTING STANDARDS

ACCOUNTING FOR COMPREHENSIVE INCOME AND ENTERPRISE SEGMENTS - In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income", which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact Bankshares' consolidated financial position, results of operations, or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

YEAR 2000 CONSIDERATIONS

In order to be ready for the year 2000 (the "Year 2000 Issue"), the Association has developed a Year 2000 Action Plan (the "Action Plan") which was presented to the Board of Directors during July 1997. The Action Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination's Council's "The Effect of 2000 on Computer Systems". The Association's Strategic Planning Committee assigned responsibility for the Action Plan to the Efficiency Committee which reports to the Strategic Planning Committee and the Audit
Committee  of  the  Board  of  Directors  on  a  monthly  and  quarterly  basis, respectively. The Action Plan recognizes that the Association's operating, processing and accounting operations are computer reliant and could be affected by the Year 2000 Issue. The Association is primarily reliant on third party vendors for its computer output and processing, as well as other significant functions and services (i.e. securities safekeeping services, securities pricing information, et cetera). The Efficiency Committee is currently working with these third party vendors to assess their year 2000 readiness. Based upon the initial assessment, management presently believes that with planned modifications to existing software and hardware and planned conversions to new software and hardware, the Association's third party vendors are taking the appropriate steps to ensure critical systems will function properly. The Association currently expects such modifications and conversions and related testing to be completed by December 31, 1998. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on the operations of the Association.

The costs of modifications to the existing software is being primarily absorbed by the third party vendors, however the Association recognized that the need exists to purchase new hardware and software. Based upon current estimates, the Association has identified $1,800,000 in total costs, including hardware, software, and other issues, for completing the Year 2000 project. Of that amount, approximately $1,226,000 and $39,000 was purchased during the twelve months ended December 31, 1997 and 1996, respectively, with the remaining $535,000 budgeted for the year ended December 31, 1998.

FORWARD-LOOKING STATEMENTS

Certain information in this annual report may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, demand for loan and deposit products and the development of an interest rate environment that adversely affects the interest rate spread or other income from Bankshares' investments and operations.

AVERAGE BALANCE SHEET

The following tables set forth certain information relating to Bankshares' average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The use of monthly average balances (except as noted otherwise) instead of daily average balances has not caused any material difference in the information presented.

---------------------------------------------------------------------------------------------------------------------------
                                                    For the Year Ended                  For the Three Months Ended
                                                     December 31, 1997                       December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                         Average                                    Average
                                             Average                     Yield/       Average                       Yield/
                                             Balance     Interest         Cost        Balance       Interest         Cost
---------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars In Thousands)
                                           --------------------------------------------------------------------------------
Interest-earning assets:
     Real estate loans                        $392,782      $31,846        8.11%      $365,269       $ 7,427         8.13%
     Consumer and other loans                   18,316        1,644         8.98        17,989           408         9.07
     Mortgage-backed securities                 99,884        7,330         7.34       107,190         1,992         7.43
     Investment securities                     110,986        7,540         6.79        93,399         1,578         6.76
     Other investments (1)                      31,851        1,956         6.14        32,764           491         5.99
                                              --------      -------                   --------       -------
  Total interest-earning assets                653,819       50,316         7.70       616,611        11,896         7.72
                                                            -------                                  -------
Non-interest-earning assets                     39,356                                  35,425
                                              --------                                --------
       Total assets                           $693,175                                $652,036
                                              ========                                ========

Interest-bearing liabilities:
     Deposits                                 $537,965       22,648         4.21%     $504,738         5,251         4.16%
     Borrowed funds                             61,551        4,742         7.70        55,063         1,127         8.19
                                              --------      -------                   --------       -------
  Total interest-bearing liabilities           599,516       27,390         4.57       559,801         6,378         4.56
                                                            -------                                  -------
Non-interest-bearing liabilities                14,837                                  16,294
                                              --------                                --------
       Total liabilities                       614,353                                 576,095
Shareholders' equity                            78,822                                  75,941
                                              --------                                --------
Total liabilities and shareholders' equity    $693,175                                $652,036
                                              ========                                ========

Net interest income                                         $22,926                                  $ 5,518
                                                            =======                                  =======
Net interest rate spread (2)                                               3.13%                                     3.16%
                                                                         ======                                    ======
Net yield on interest-earning assets (3)                                   3.51%                                     3.58%
                                                                         ======                                    ======
Ratio of average interest- earning
  assets to average interest-bearing
  liabilities                                                            109.06%                                   110.15%
                                                                         ======                                    ======
---------------------------------------------------------------------------------------------------------------------------

(1)    Includes interest-earning deposits and FHLB stock.
(2) Net interest-rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

---------------------------------------------------------------------------------------------------------------------------
                                                                 For the Years Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                           1996                                     1995
                                           --------------------------------------------------------------------------------
                                                                          Average                                  Average
                                              Average                      Yield/      Average                      Yield/
                                              Balance     Interest         Cost        Balance       Interest        Cost
---------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars In Thousands)
                                           --------------------------------------------------------------------------------
Interest-earning assets:
     Real estate loans                        $331,134      $26,765         8.09%     $308,793       $23,661         7.66%
     Consumer and other loans                   15,746        1,508         9.48        13,056         1,197         9.17
     Mortgage-backed securities                 99,959        7,423         7.43        53,349         4,198         7.87
     Investment securities                      87,280        5,700         6.53        83,650         5,945         7.11
     Other investments (1)                      41,817        2,493         5.96        46,444         2,719         5.85
                                              --------      -------                   --------       -------
  Total interest-earning assets                575,936       43,889         7.62       505,292        37,720         7.46
                                                            -------                                  -------
Non-interest-earning assets                     36,068                                  39,263
                                              --------                                --------
       Total assets                           $612,004                                $544,555
                                              ========                                ========

Interest-bearing liabilities:
     Deposits                                 $478,955       19,247         4.02%     $429,893        15,679         3.65%
     Borrowed funds                             42,416        3,612         8.52        29,086         2,955        10.16
                                              --------      -------                   --------       -------
  Total interest-bearing liabilities           521,371       22,859         4.38       458,979        18,634         4.06
                                                            -------                                  -------
Non-interest-bearing liabilities                15,995                                  16,313
                                              --------                                --------
       Total liabilities                       537,366                                 475,292
Shareholders' equity                            74,638                                  69,263
                                              --------                                --------
Total liabilities and shareholders' equity    $612,004                                $544,555
                                              ========                                ========

Net interest income                                         $21,030                                  $19,086
                                                            =======                                  =======
Net interest rate spread (2)                                               3.24%                                     3.40%
                                                                         ======                                    ======
Net yield on interest-earning assets (3)                                   3.65%                                     3.78%
                                                                         ======                                    ======
Ratio of average interest- earning assets to
  average interest-bearing liabilities                                   110.47%                                   110.09%
                                                                         ======                                    ======
---------------------------------------------------------------------------------------------------------------------------

(1)    Includes interest-earning deposits and FHLB stock.
(2) Net interest-rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in average volume (change in average volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by changes in average volume); and (iv) the net change.

  --------------------------------------------------------------------------------------------------------------------------
                            Year Ended December 31, 1997    Three Months Ended December 31,  Year Ended September 30,
                          vs. Year Ended September 30, 1996         1996 vs. 1995                  1996 vs. 1995
                          --------------------------------------------------------------------------------------------------
                             Increase/(Decrease)             Increase/(Decrease)            Increase/(Decrease)
                                   Due to                           Due to                         Due to
                          ------------------------   Total   --------------------  Total    --------------------    Total
                                             Rate/  Increase               Rate/  Increase                Rate/   Increase
                            Volume  Rate    Volume (Decrease) Volume Rate  Volume (Decrease) Volume Rate  Volume (Decrease)
----------------------------------------------------------------------------------------------------------------------------
                                                                   (In Thousands)
                          --------------------------------------------------------------------------------------------------
INTEREST INCOME:
   First mortgage
    loans                 $4,981   $  99    $   1  $5,081  $  947   $175    $ 27   $1,149  $1,711 $1,297   $  96  $ 3,104
   Consumer and other loans  246     (94)     (16)    136      74     (9)     (2)      63     247     54      10      311
   Mortgage-backed
    securities                (6)    (90)       3     (93)    523    (72)    (23)     428   3,668   (235)   (208)   3,225
   Investment securities   1,548     227       65   1,840     171     42       4      217     258   (485)    (18)    (245)
   Interest-earning
    deposits                (594)     75      (18)   (537)   (157)   (12)      3     (166)   (271)    51      (6)    (226)
                          ------    ----    -----  ------  ------   ----    ----   ------  ------ ------   -----  -------
   Total interest-
    earning assets         6,175     217       35   6,427   1,558    124       9    1,691   5,613    682    (126)   6,169
                          ------    ----    -----  ------  ------   ----    ----   ------  ------ ------   -----  -------
INTEREST EXPENSE
   Deposits                2,372     910      119   3,401     588    145      19      752   1,791  1,591     186    3,568
   Borrowed funds          1,630    (348)    (152)  1,130     363    (60)    (26)     277   1,354   (477)   (220)     657
                          ------    ----    -----  ------  ------   ----    ----   ------  ------ ------   -----  -------
   Total interest-
    bearing liabilities    4,002     562      (33)  4,531     951     85      (7)   1,029   3,145  1,114     (34)   4,225
                          ------    ----    -----  ------  ------   ----    ----   ------  ------ ------   -----  -------
Net change in net
 interest income          $2,173   $(345)   $  68  $1,896  $  607   $ 39    $ 16   $  662  $2,468 $ (432)  $ (92)  $1,944
                          ======   =====    =====  ======  ======   ====    ====   ======  ====== ======   =====   ======
---------------------------------------------------------------------------------------------------------------------------

MARKET RISK ANALYSIS

As a holding company for a financial institution, Bankshares' primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Association's assets and liabilities, and the market value of all interest-earning assets, other than those which have a short term to maturity. Since Bankshares' interest-earning assets and interest-bearing liabilities are held by the Association, all of Bankshares' interest rate risk exposure lies at the Association level. As a result, all significant interest rate risk management procedures are performed by management of the Association. Based upon the nature of the Association's operations, the Association is not subject to foreign currency exchange or commodity price risk. The Association's loan portfolio is concentrated primarily in Palm Beach, Martin, St. Lucie, and Indian River counties in Florida and is therefore subject to risks associated with the local economy. As of December 31, 1997, the Association did not own any trading assets, and does not have any hedging transactions in place such as interest rate swaps and caps.

The Association's interest rate risk management is the responsibility of the Asset/Liability Management Committee ("ALCO"), which makes quarterly reports to the Board of Directors. ALCO establishes policies to monitor and coordinate the Association's sources, uses, and pricing of funds.

The Association's interest rate management strategy is designed to manage the volatility of its net interest income by managing the relationship of interest-rate sensitive assets to interest-rate sensitive liabilities. The Association monitors interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income and the net portfolio value to changes in interest rates. In addition, the Association monitors interest rate sensitivity through analysis by measuring the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities The extent to which assets and liabilities are "interest rate sensitive" is measured by an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.
Based on the model presented in the GAP table on page 22, during a period of rising interest rates, a negative gap would tend to result in a decrease in net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 1997, total interest-earning liabilities maturing or repricing within one year exceeded total interest-bearing assets maturing or repricing in the same period by $23.0 million, representing a cumulative one-year gap ratio of a negative 3.2% (See GAP table on page 22).

In the declining interest rate environment that has existed over the past several years, the Association invested a substantial portion of its assets in short- and medium-term liquid assets. While such investments typically yield less than could be obtained in investments in mortgage loans, the Association believes such investments will allow it to reinvest at higher yields if interest rates rise. In this regard, the Association has emphasized the origination of adjustable-rate mortgage ("ARM") loans and other adjustable-rate or short-term loans, as well as purchased short-term and medium-term investments. In addition, in recent years, the Association has de-emphasized the origination of fixed-rate residential loans and has used hybrid loan products which has a fixed-interest rate for a stated period of either five or seven years. At the end of the fixed-interest rate period, the loan converts to a one year ARM. The Association retains ARM loans and fixed-rate loans with maturities of 15 years or less in its portfolio. Based on management's assessment of the current portfolio mix and Board of Director established limits, fixed rate loans with maturities greater than 15 years are either held in the portfolio or sold when originated in the secondary market, except those originated for special financing on low income housing. The Association also invests in United States Government and agency securities, investment securities, including mutual funds that invest in adjustable-rate securities, and short-term and medium-term fixed-rate mortgage-backed and government securities. Of the Association's total investment in loans, mortgage-backed securities and investment securities at December 31, 1997, $334.3 million, or 50%, had adjustable interest rates. In addition, the Association does not solicit high-rate certificates of deposit in excess of $100,000 or brokered funds.

MARKET VALUE PORTFOLIO EQUITY

Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. An alternative methodology is to estimate the change in the market value of portfolio equity ("MVPE"). The assumptions used by management to evaluate the vulnerability of Bankshares' operations to changes in interest rates in the table below are based on assumptions provided by the FHLB of Atlanta and utilized in the GAP table on page 22. Although management finds these assumptions reasonable, the interest rate sensitivity the assets and liabilities and the estimated effects of changes in interest rates on the net interest income and MVPE indicated in the following table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

The following table presents Bankshares' internal calculations of MVPE at December 31, 1997.

                                                   Actual Net Market Value of Portfolio Equity
  Change in Interest Rates in Basis Points        --------------------------------------------
              (Rate Shock)                            Amount         $ Change         % Change
----------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
                  400                               $ 64,668         $(33,378)        (34.0)%
                  300                                 72,109          (25,937)        (26.5)%
                  200                                 80,111          (17,935)        (18.3)%
                  100                                 88,734           (9,312)         (9.5)%
                Static                                98,046                -             -
                 (100)                               108,125           10,079          10.3%
                 (200)                               119,058           21,012          21.4%
                 (300)                               130,947           32,901          33.6%
                 (400)                               143,905           45,859          46.8%

GAP TABLE

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are expected to reprice or mature, based on certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier term of repricing or the contractual terms of the asset or liability.

                                                                        Amounts Maturing or Repricing
                                  -------------------------------------------------------------------------------------------------
                                   Less than    3 to 6      6 Months       1 to 3     3 to 5       5 to 10     More than
                                    3 Months    Months      to 1 Year       Years      Years        Years      10 Years      Total
                                  -------------------------------------------------------------------------------------------------
                                                                            (Dollars In Thousands)
                                  -------------------------------------------------------------------------------------------------
Interest-earning assets:
   Real estate loans:
     Residential one-
      to four-family:
       Market index ARMs          $  69,492  $  13,876     $  77,462     $  16,608  $  15,098    $      --  $      --     $ 192,536
       Fixed-rate                     6,227      7,225        14,149        38,489     27,474       39,610     25,727       158,901
     Commercial and multi-family:
       ARMs                          44,902      1,574        18,478         3,589         --           --         --        68,543
       Fixed-rate                       206      1,714           984         3,164      3,522        2,678      2,687        14,955
  Valuation allowances                   --         --            --            --         --           --     (2,662)       (2,662)
  Yield adjustments                      --         --            --            --         66          140         --           206
  Consumer loans                        971      1,047         1,476         2,922        500           59         --         6,975
  Equity line of credit loans         7,392          1         1,332            --         --           --         --         8,725
  Commercial business loans           3,376         60            94            --         --           --         --         3,530
  Collateralized mortgage
    obligations                       9,711      3,340         9,810        24,094     15,903       12,832      4,308        79,998
  Other mortgage-backed
    securities                        1,093      1,027         1,880         5,371      2,384        1,012         --        12,767
  Investment securities              61,553        289         6,712        19,265     25,981       17,126         --       130,926
  FHLB stock                          3,264         --            --            --         --           --         --         3,264
                                  -------------------------------------------------------------------------------------------------
        Total interest-earning
          assets                    208,187     30,153       132,377       113,502     90,928       73,457     30,060       678,664
                                  -------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Passbook accounts                  1,284      1,284         2,568         6,480      3,128        6,243      9,234        30,221
   NOW accounts                       6,462      6,462        12,924        14,904      2,640        5,314     21,156        69,862
   Money market accounts             15,570     15,570        31,140         1,824        776          664     13,288        78,832
   Certificate accounts              76,537    117,585        66,819        58,626     26,285        1,226         --       347,078
   ESOP borrowings                    1,424         --            --            --         --           --         --         1,424
   FHLB advances                     17,124      1,588         3,024        10,896     23,644        1,065         --        57,341
   Other borrowed funds              16,333         --            --            --         --           --         --        16,333
                                  -------------------------------------------------------------------------------------------------
       Total interest-bearing
         liabilities                134,734    142,489       116,475        92,730     56,473       14,512     43,678       601,091
                                  -------------------------------------------------------------------------------------------------
Interest-earning assets less
   interest-bearing liabilities
   ("interest rate
   sensitivity gap")              $  73,453  $(112,336)    $  15,902     $  20,772  $  34,455    $  58,945  $ (13,618)    $  77,573
                                  =================================================================================================
Cumulative excess (deficiency)
   of interest-sensitive assets
   over interest-sensitive
   liabilities                    $  73,453  $ (38,883)    $ (22,981)    $  (2,209) $  32,246    $  91,191  $  77,573
                                  ===================================================================================
Interest sensitivity gap to
  total assets                        10.20%    (15.60)%        2.21%         2.88%      4.78%        8.19%     (1.89)%
Cumulative interest
  sensitivity gap to total assets     10.20%     (5.40)%       (3.19)%       (0.31)%     4.48%       12.66%     10.77%
Ratio of interest-earning
  assets to interest-bearing
  liabilities                        154.52%     21.16%       113.65%       122.40%    161.01%      506.18%     68.82%
Cumulative ratio of
  interest-earning assets to
  interest bearing liabilities       154.52%     85.97%        94.16%        99.55%    105.94%      116.36%    112.91%

Cumulative interest-sensitive
  assets                          $ 208,187  $ 238,340     $ 370,717     $ 484,219  $ 575,147    $ 648,604  $ 678,664
Cumulative interest-bearing
  liabilities                     $ 134,734  $ 277,223     $ 393,698     $ 486,428  $ 542,901    $ 557,413  $ 601,091

In preparing the table above, it has been assumed, consistent with the assumptions used by the FHLB of Atlanta, as of September 1997, in assessing the interest rate sensitivity of savings associations, that: (i) adjustable-rate first mortgage loans will prepay at a rate of 19% per year; (ii) fixed-rate mortgage loans on one- to four-family residences with terms to maturity of 15 years or less will prepay at a rate of 11% per year; (iii) second mortgage loans on one- to four-family residences will prepay at a rate of 15% per year; (iv) fixed-rate first mortgage loans on one- to four-family residential properties with remaining terms to maturity of over 15 years will prepay annually as follows:


                      Prepayment Interest Rate           Assumption
      -----------------------------------------------------------------

                          Less than 8%                      11%
                          8 to 8.99%                        13%
                          9 to 9.99%                        18%
                          10 to 10.99%                      25%
                          11 to 11.99%                      25%
                          12 to 13.99%                      25%
                          14% and over                      25%

(v) fixed maturity deposits will not be withdrawn prior to maturity; and (vi) these withdrawal rates as well as loan prepayment assumptions are based on certain assumptions for loan prepayments and deposit withdrawals. Management believes that these assumptions approximate actual experience and considers them appropriate and reasonable. NOW, passbook and money market accounts will decay at the following rates:

                                                  Over 1        Over 3        Over 5        Over 10
                                    1 Year        Through       Through       Through       Through       Over 20
                                    or Less       3 Years       5 Years      10 Years      20 Years        Years
                                 ----------------------------------------------------------------------------------

NOW accounts                          37%           34%           9%            20%           20%           20%
Passbook accounts                     17%           26%           17%           40%           40%           40%
Money market deposit accounts         79%           11%           5%            5%            5%            5%

The above assumptions utilized by the FHLB of Atlanta are annual percentages based on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by Bankshares. Moreover, certain shortcomings are inherent in the analysis presented by the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For information regarding the contractual maturities of the loan, securities, and deposit portfolios, see Notes to Consolidated Financial Statements.

INDEPENDENT AUDITORS' REPORT



Community Savings Bankshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Community Savings Bankshares, Inc. ("Bankshares") and its subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1997, for the three months ended December 31, 1996 and for each of the two years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of Bankshares' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bankshares and its subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, for the three months ended December 31, 1996 and for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
Certified Public Accountants
West Palm Beach, Florida

February 20, 1998

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
---------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,

                                                                                                1997           1996
---------------------------------------------------------------------------------------------------------------------
                                                                                              (In Thousands)
ASSETS
Cash and cash equivalents:
Cash and amounts due from depository institutions                                             $ 12,333       $ 13,547
Interest-bearing deposits (Note 1)                                                              13,621         28,895
                                                                                              --------       --------
   Total cash and cash equivalents                                                              25,954         42,442

Securities available for sale (Approximate cost -
   1997, $142,357; 1996, $124,643)(Notes 1,2,6)                                                142,269        123,152

Investments - held to maturity  (Approximate fair value - 1997,
   $25,585;  1996, $26,266) (Notes 1,3,6,15)                                                    21,388         22,139

Mortgage-backed and related securities - held to maturity
   (Approximate fair value - 1997, $46,938; 1996, $53,880) (Notes 1,4,6)                        46,413         53,405

Loans receivable, net of allowance for loan losses (1997, $2,662; 1996, $2,542)
   (Notes 1,5,6)                                                                               451,709        389,040

Accrued interest receivable (Notes 1,7)                                                          3,162          2,354

Office properties and equipment, net (Notes 1,8)                                                20,206         16,368

Real estate owned, net (Notes 1,9)                                                                 592          1,455

Federal Home Loan Bank stock - at cost (Notes 3,6)                                               3,264          2,864

Other assets (Note 1)                                                                            5,176          1,990
                                                                                              --------       --------
Total assets                                                                                  $720,133       $655,209
                                                                                              ========       ========

LIABILITIES
Deposits (Notes 6,10)                                                                         $550,708       $513,709

Mortgage-backed bond, net (Notes 6,15)                                                          16,333         17,230

Advances from Federal Home Loan Bank (Notes 6, 11)                                              57,341         34,763

Employee Stock Ownership Plan borrowings (Note 14 )                                              1,424          1,915

Advances by borrowers for taxes and insurance                                                      931          1,059

Other liabilities (Note 14)                                                                      9,101          7,753

Deferred income taxes, net (Notes 1,12)                                                          3,036          2,661
                                                                                              --------       --------
Total liabilities                                                                              638,874        579,090
                                                                                              --------       --------

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY
Preferred stock ($1 par value) 10,000,000 authorized shares, no shares issued                       --             --

Common stock ($1 par value) 20,000,000 authorized shares, 1997, 5,094,920;
   1996, 5,090,120 shares issued and outstanding                                                 5,095          5,090

Additional paid-in capital                                                                      30,278         29,920

Retained income - substantially restricted (Notes 13,16)                                        47,887         44,603

Common stock purchased by Employee Stock Ownership Plan                                         (1,424)        (1,818)

Common stock issued to Recognition and Retention Plan                                             (423)          (608)

Unrealized decrease in market value of securities available for sale, net of income taxes         (154)        (1,068)
                                                                                              --------       --------
Total shareholders' equity                                                                      81,259         76,119
                                                                                              --------       --------
Total liabilities and shareholders' equity                                                    $720,133       $655,209
                                                                                              ========       ========


See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------------
                                                                         For the      For the Three          For the Years
                                                                        Year Ended    Months Ended               Ended
                                                                        December 31,  December 31,            September 30,
                                                                           1997          1996             1996           1995
-------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars In Thousands)
Interest income:
   Real estate loans (Note 1)                                           $    31,846    $     7,427   $    26,765    $    23,661
   Consumer and commercial business loans                                     1,644            408         1,508          1,197
   Investment  securities and  securities
     available for sale (Notes 2,3)                                          10,422          2,566         8,720          5,945
   Mortgage-backed and related securities (Note 4)                            4,448          1,004         4,403          4,198
   Interest-earning deposits                                                  1,956            491         2,493          2,719
                                                                        -----------    -----------   -----------    -----------
     Total interest income                                                   50,316         11,896        43,889         37,720
                                                                        -----------    -----------   -----------    -----------

Interest expense:
   Deposits (Note 10)                                                        22,648          5,251        19,247         15,679
   Advances from Federal Home Loan Bank
     and other borrowings (Notes 11, 15)                                      4,742          1,127         3,612          2,955
                                                                        -----------    -----------   -----------    -----------
    Total interest expense                                                   27,390          6,378        22,859         18,634
                                                                        -----------    -----------   -----------    -----------

Net interest income                                                          22,926          5,518        21,030         19,086

Provision for loan losses (Notes 1,5)                                           264            243            98            240
                                                                        -----------    -----------   -----------    -----------

Net interest income after provision for loan losses                          22,662          5,275        20,932         18,846
                                                                        -----------    -----------   -----------    -----------

Other income:
   Servicing income and other fees                                              269             33           148            184
   NOW account and other customer fees                                        3,339            820         3,150          2,767
   Net  gain  (loss)  on sale  and  early  maturities  of  securities
     available for sale                                                          (8)            51            --             --
   Gain on early maturity of investment                                          --             --           254             --
   Gain on sale of other assets                                                 617             --            --             --
   Net gain (loss) on sale of loans receivable                                    3              3          (225)            --
   Miscellaneous                                                                (35)           318           217            443
                                                                        -----------    -----------   -----------    -----------
     Total other income                                                       4,185          1,225         3,544          3,394
                                                                        -----------    -----------   -----------    -----------

Operating expense:
   Employee compensation and benefits (Note 14)                               8,989          2,125         7,785          7,293
   Occupancy and equipment (Notes 8, 13)                                      5,059          1,201         4,581          4,506
   Net (gain) loss on real estate owned                                        (112)            37          (243)          (812)
   Advertising and promotion                                                    734            240           616            545
   Federal deposit insurance premium                                            270            288         3,883          1,029
   Miscellaneous                                                              3,621            753         3,178          2,342
                                                                        -----------    -----------   -----------    -----------
     Total operating expense                                                 18,561          4,644        19,800         14,903
                                                                        -----------    -----------   -----------    -----------

Income before provision for income taxes                                      8,286          1,856         4,676          7,337
                                                                        -----------    -----------   -----------    -----------
Provision (benefit) for income taxes: (Notes 1,12)
  Current                                                                     3,042             65         1,817          3,126
  Deferred                                                                     (112)           631        (1,056)          (363)
                                                                        -----------    -----------   -----------    -----------
    Total provision for income taxes                                          2,930            696           761          2,763
                                                                        -----------    -----------   -----------    -----------

Net income                                                              $     5,356    $     1,160   $     3,915    $     4,574
                                                                        ===========    ===========   ===========    ===========
Earnings per share - basic                                              $      1.09    $      0.24   $      0.80    $      0.94
                                                                        ===========    ===========   ===========    ===========
Earnings per share - diluted                                            $      1.06    $      0.23   $      0.79    $      0.94
                                                                        ===========    ===========   ===========    ===========
Weighted average common shares outstanding - basic                        4,929,989      4,902,479     4,869,238      4,845,384
                                                                        ===========    ===========   ===========    ===========
Weighted average common shares outstanding - diluted                      5,054,853      4,951,820     4,936,763      4,882,658
                                                                        ===========    ===========   ===========    ===========

See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED  DECEMBER 31, 1997,  THREE MONTHS ENDED DECEMBER 31, 1996 AND
THE YEARS ENDED SEPTEMBER 30, 1996, AND 1995
                                             --------------------------------------------------------------------------------------
                                                                                                           Unrealized
                                                                                                            Increase
                                                                                                           (Decrease) in
                                                                   Retained       Employee   Recognition    Market Value
                                                       Additional   Income-        Stock         and       of Securities
                                             Common     Paid-In   Substantially   Ownership   Retention    Available for
                                              Stock     Capital    Restricted       Plan        Plan            Sale        Total
                                             --------------------------------------------------------------------------------------
                                                                                        (In Thousands)
Balance - September 30, 1994                 $   --    $     --    $38,583        $    --     $    --        $ (473)      $38,110
Issuance of Common Stock pursuant
 to Reorganization, net of costs
 of issuance of $1,712                        5,000      28,984         --             --          --            --        33,984
Assets distributed to Mutual Holding
 Company pursuant to Reorganization              --          --       (200)            --          --            --          (200)
Purchase of Common Stock by Employee
 Stock Ownership Plan                            --          --         --         (2,753)         --            --        (2,753)
Distribution of Common Stock to
 Recognition and Retention Plan                  89       1,278         --             --      (1,367)           --            --
Net income for the year ended
 September 30, 1995                              --          --      4,574             --          --            --         4,574
Unrealized increase in market value
 of assets available for sale
  (net of income taxes)                          --          --         --             --          --             2             2
Amortization of deferred compensation -
 Employee Stock Ownership Plan and
 Recognition and Retention Plan                  --         (80)        --            297         205            --           422
Dividends declared                               --          --     (1,291)            --          --            --        (1,291)
                                             --------------------------------------------------------------------------------------

Balance - September 30, 1995                  5,089      30,182     41,666         (2,456)     (1,162)         (471)       72,848
Net income for the year ended
 September 30, 1996                              --          --      3,915             --          --            --         3,915
Stock options exercised                           1          12         --             --          --            --            13
Transfer from securities held to
 maturity to securities available
 for sale (net of income taxes)                  --          --         --             --          --           247           247
Unrealized decrease in market value
 of assets available for sale
   (net of income taxes)                                                                                       (974)         (974)
Adjustment to deferred compensation-
   Recognition and Retention Plan                --        (378)        --             --         378            --            --
Amortization of deferred compensation -
 Employee Stock Ownership Plan and
 Recognition and Retention Plan                  --          65         --            491         130            --           686
Dividends declared                               --          --     (1,679)            --          --            --        (1,679)
                                             --------------------------------------------------------------------------------------

Balance - September 30, 1996                  5,090      29,881     43,902         (1,965)       (654)       (1,198)       75,056
Net income for three months ended
 December 31, 1996                               --          --      1,160             --          --            --         1,160
Stock options exercised                          --           4         --             --          --            --             4
Unrealized increase in market value
 of assets available for sale
   (net of income taxes)                         --          --         --             --          --           130           130
Amortization of deferred compensation -
 Employee Stock Ownership Plan and
 Recognition and Retention Plan                  --          35         --            147          46            --           228
Dividends declared                               --          --       (459)            --          --            --          (459)
                                             --------------------------------------------------------------------------------------

Balance - December 31, 1996                   5,090      29,920     44,603         (1,818)       (608)       (1,068)       76,119
Net income for the year ended
 December 31, 1997                               --          --      5,356             --          --            --         5,356
Stock options exercised                           5          45         --             --          --            --            50
Unrealized increase in market value
 of assets available for sale
   (net of income taxes)                         --          --         --             --          --           914           914
Amortization of deferred compensation -
 Employee Stock Ownership Plan and
 Recognition and Retention Plan                  --         313         --            394         185            --           892
Dividends declared                               --          --     (2,072)            --          --            --        (2,072)
                                             --------------------------------------------------------------------------------------

Balance - December 31, 1997                  $5,095     $30,278    $47,887       $ (1,424)    $  (423)       $ (154)      $81,259
                                             --------------------------------------------------------------------------------------

See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
                                                                    For the Year         For the Three      For the Years Ended
                                                                       Ended             Months Ended            September 30,
                                                                   December 31, 1997   December 31, 1996        1996       1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        (In Thousands)
Cash flows from (for) operating activities:
Net income                                                            $  5,356          $  1,160             $  3,915    $  4,574
Adjustments  to  reconcile  net  income  to net  cash
 provided  by (used  for)  operating activities:
     Depreciation                                                        1,503               329                1,304       1,353
     Employee Stock Ownership Plan and Recognition
      and Retention Plan compensation expense                              892               228                  686         422
     Deferred income tax provision                                        (112)              631               (1,056)       (363)
     Accretion of discounts, amortization of premiums,
      and other deferred yield items                                    (1,915)             (396)              (1,494)     (1,497)
     Provision for losses on other assets                                   --                --                  200          --
     Provision for loan losses                                             264               243                   98         240
     Provision for losses and net (gains) losses on
      sales of real estate owned                                          (173)               --                  (67)       (102)
     Amortization of discount on mortgage-backed bond                      490               123                  496         498
     Net (gain) loss on sale and early maturities of:
                                   Securities available for sale             8               (51)                  --          --
                                   Loans and other assets                  (16)              (10)                 208           4
     Gain on early maturity of investment                                   --                --                 (254)         --
     Increase in accrued interest receivable                              (808)             (146)                 (65)     (1,181)
     (Increase) decrease in other assets                                (3,186)              327                 (609)        473
     Decrease (increase) in loans available for sale                        70               137                  109        (316)
     Increase (decrease)  in other liabilities                           1,347            (3,851)               4,424          85
                                                                      --------          --------             --------    --------
        Net cash provided by (used for) operating activities             3,720            (1,276)               7,895       4,190
                                                                      --------          --------             --------    --------
Cash flows from (for) investing activities:
Loan originations and principal payments on loans - net                (38,694)          (11,257)             (34,182)    (10,825)
Principal payments received on mortgage-backed and
 related securities and securities available for sale                   14,422             2,840               11,454       5,286
Principal payments received on investments - held to maturity            1,825               475                2,671       2,694
Purchases of:           Loans                                          (24,455)           (1,998)             (16,775)     (2,728)
                        Mortgage-backed and related securities              --                --               (6,013)    (41,549)
                        Investments - held to maturity                      --                --                   --     (30,085)
                        Federal Home Loan Bank  stock                     (400)               --                   --          --
                        Securities available for sale                  (46,311)               --              (67,641)         --
                        Office property and equipment                   (5,300)             (344)              (1,481)     (1,805)
Proceeds from sales of: Securities available for sale                    2,435               100                  749          --
                        Federal Home Loan Bank  stock                       --             2,520                2,000          --
                        Office property and equipment                      128               178                  443          25
                        Real estate acquired in settlement of loans      1,551                --                  767       3,130
                        Loans purchased                                     --                --                3,452          --
Proceeds from calls or maturities of investments-held
 to maturity and securities available for sale                          19,300                --               22,012      21,000
Investment in real estate venture                                           --               156                1,305       1,588
Other investing                                                           (351)             (184)                (455)        148
                                                                      --------          --------             --------    --------
   Net cash used for investing activities                              (75,850)           (7,514)             (81,694)    (53,121)
                                                                      --------          --------             --------    --------
Cash flows from (for) financing activities:
 Net increase (decrease) in: NOW accounts, demand deposits,
                             and savings accounts Certificates
                               of deposit                               17,591             3,112               (1,200)    (34,139)
                                                                        19,408            11,668               62,753      41,868
Stock subscriptions applied or returned                                     --                --                   --     (55,716)
Advances from Federal Home Loan Bank                                    30,000                --               22,500      19,000
Repayment of advances from Federal Home Loan Bank                       (7,425)           (1,587)              (4,350)       (800)
Advances by borrowers for taxes and insurance                             (128)           (5,802)                (136)         99
Employee Stock Ownership Plan loan                                        (491)             (149)                (493)      2,557
Purchases of Employee Stock Ownership Plan  shares                          --                --                   --      (2,753)
Sale of common stock-net of issuance costs                                  --                --                   13      33,758
Proceeds from exercise of stock options                                     50                 4                   --          --
Payments made on mortgage-backed bond                                   (1,387)             (346)              (1,387)     (1,387)
Dividends paid                                                          (1,976)             (448)              (1,618)       (902)
                                                                      --------          --------             --------    --------
   Net cash provided by  financing activities                           55,642             6,452               76,082       1,585
                                                                      --------          --------             --------    --------
Net increase (decrease) in cash and cash equivalents                   (16,488)           (2,338)               2,283     (47,346)
Cash and cash equivalents, beginning of period                          42,442            44,780               42,497      89,843
                                                                      --------          --------             --------    --------
Cash and cash equivalents, end of period                              $ 25,954          $ 42,442             $ 44,780    $ 42,497
                                                                      ========          ========             ========    ========

  See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997, THE THREE MONTHS ENDED DECEMBER 31, 1996, AND THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

1.    SIGNIFICANT ACCOUNTING POLICIES

      On September 30, 1997, Community Savings, F. A. (the "Association") completed its reorganization into the two-tier form of mutual holding company ownership. Pursuant to the reorganization, the Association is now the wholly owned subsidiary of the newly-formed, federally chartered mid-tier stock holding company, Community Savings Bankshares, Inc. ("Bankshares"). Bankshares is the majority owned subsidiary of ComFed, M.H.C. ("ComFed"). ComFed, Bankshares, and the Association are chartered and regulated by the Office of Thrift Supervision ("OTS").

      The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. Bankshares' only significant asset is the common stock of the Association. Consequently, the majority of its net income is derived from the Association.

      The accounting and reporting policies of Bankshares, the Association, and the Association's wholly-owned subsidiary conform to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarizes the more significant of these policies and practices:

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Bankshares, the Association and the Association's wholly-owned subsidiary, ComFed, Inc. ComFed, Inc. was formed for the purpose of owning and operating an insurance agency, Community Insurance Agency. Prior to December 31, 1996, the Association had three other wholly-owned subsidiaries, ComFed Development Co., which was engaged in real estate development activities under joint venture arrangements with local developers, Select Florida Properties, Inc. and Select Florida Properties II, Inc., which were formed to acquire and sell foreclosed assets as well as hold delinquent loans. These subsidiaries were dissolved into ComFed, Inc. All significant intercompany balances and transactions have been eliminated.

      CHANGE IN YEAR END - During January 1997, the Board of Directors voted to change the fiscal year end for all related entities from September 30th to December 31st, effective with the year and three months ending December 31, 1996.

      USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - For presentation purposes in the consolidated financial statements, The Association considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      INVESTMENTS - HELD TO MATURITY - Investments - held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. The Association has the intent and ability to hold these securities to maturity.

      SECURITIES AVAILABLE FOR SALE - Securities available for sale are carried at fair value. In accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities", ("SFAS No.115") unrealized gains or losses related to securities available for sale are excluded from earnings and reported as a net amount as a separate component of shareholders' equity. Gains and losses on sales of securities available for sale are computed using the specific identification method.

      MORTGAGE-BACKED AND RELATED SECURITIES - HELD TO MATURITY - Mortgage-backed and related securities - held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. The Association has the intent and ability to hold these securities to maturity.

      INTEREST RATE RISK - The Association is engaged principally in providing first mortgage loans (adjustable-rate, fixed-rate and hybrid-rate) to individuals and commercial enterprises. At December 31, 1997 and 1996, the Association's assets consisted primarily of assets that earned interest at adjustable interest rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      PROVISIONS FOR LOSSES - Provisions for losses, which increase the allowances for loan losses and real estate losses, are established by charges to income. Such allowances represent the amounts which, in management's judgment, are adequate to absorb charge-offs of both existing loans which may become uncollectable and for future declines in the fair value of real estate owned. The adequacy of the allowances are determined by management's monthly evaluation of the loan and real estate owned portfolios in light of past loss experience, present economic conditions and other factors considered relevant by management. Anticipated changes in economic factors which may influence the level of the allowances are considered in the evaluation by management when the likelihood of the changes can be reasonably determined.

      On October 1, 1995, Bankshares adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan", ("SFAS No. 114") and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Recognition and Disclosures", ("SFAS No. 118") an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards included the identification of commercial business and commercial real estate loans which are considered impaired under the provisions of SFAS No. 114. Groups of smaller-balance homogeneous loans (generally residential mortgage and consumer installment and other loans) are collectively evaluated for impairment. Adoption of these statements did not have a material impact on Bankshares' financial position or results of operations.

      Under the provisions of these standards, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rates as the discount rate. Alternatively, measurement may also be based on observable market prices, or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

      UNCOLLECTED INTEREST - The Association reverses accrued interest on mortgage loans which are more than ninety days past due or if management determines at an earlier date that the loan is not performing and ceases accruing interest on such loans thereafter. Any such interest ultimately collected is credited to income in the period of recovery.

      OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets which range from 13 to 50 years for buildings, executed lease terms for leasehold improvements, and from 3 to 10 years for furniture and equipment.

      LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value determined on an aggregate loan basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

      REAL ESTATE OWNED - Real estate owned is recorded at cost which is the estimated fair value of the property at the time the loan is foreclosed. Subsequent to foreclosure, these properties are carried at the lower of cost or fair value minus estimated costs to sell. Provisions for losses on real estate owned are summarized in Note 9.

      The amounts the Association could ultimately recover from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond its control or changes in its strategy for recovering its investment.

      LIMITED PARTNERSHIP INVESTMENT IN QUALIFIED AFFORDABLE HOUSING PROJECT-The Association has an approximate 4% limited partner interest in a real estate partnership that operates qualified affordable housing projects. The Association receives tax benefits from the partnership in the form of tax deductions from operating losses and tax credits. The Association accounts for its investment in the partnership on the effective yield method and is amortizing the cost over the estimated life of the partnership (15 years). The amortized cost of the investment at December 31, 1997 is $ 3.0 million and is included in other assets. Amortization for the year ended December 31, 1997 was $147,000 and is included in miscellaneous income. In addition to the tax benefit related to the amortization, tax credits of $197,000 were recognized during the year ended December 31, 1997 as a reduction of the provision for income taxes.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      LOAN FEES - Loan origination fees and certain direct incremental costs related to such loans are deferred. Net deferred loan fees are amortized to income using the interest method over the contractual life of the loan. Unamortized net loan fees on loans sold prior to maturity are credited to income as an adjustment to the gain or loss at the time of sale.

      PREMIUMS AND DISCOUNTS ON LOANS - Unearned discounts on home improvement loans and other installment loans are amortized to income over the terms of the related loans using the interest method. Premiums and discounts on loans purchased are amortized to income using the interest method.

      INCOME TAXES - Bankshares, the Association and ComFed Inc. file consolidated federal and state income tax returns. Income taxes are allocated proportionately to each entity as though separate tax returns were being filed.

      Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS No.109").

      EARNINGS PER SHARE - Earnings per share are determined in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS No. 128") issued in February 1997. The weighted average number of shares of common stock used in calculating basic earnings per share was determined by reducing outstanding shares by unallocated Employee Stock Ownership ("ESOP") shares and unvested Recognition and Retention Plan ("RRP") shares. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon exercise of common stock options and unallocated ESOP and RRP shares of common stock. The effect of stock options on weighted average shares outstanding are calculated using the treasury stock method. All prior period earnings per share data has been restated in accordance with SFAS No. 128.

      IMPACT OF NEW ACCOUNTING ISSUES - In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact Bankshares' consolidated financial position, results of operations, or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

      RECLASSIFICATIONS - Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the presentation for 1997.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SECURITIES AVAILABLE FOR SALE

      During the quarter ended December 31, 1995, the Association adopted the provisions of SFAS No. 115 Questions and Answers Guide ("SFAS No. 115 Q&A") which allowed a one time reclassification of securities from held to maturity to available for sale between November 15, 1995 and December 31, 1995. Securities totaling $49.5 million were reclassified from held to maturity to available for sale. Such reclassification resulted in a credit of $247,000 to shareholders' equity. The Association subsequently sold $749,000 of such securities at no gain or loss.

      Securities available for sale at December 31, 1997 and 1996 are summarized as follows:

----------------------------------------------------------------------------------------------------
                                                                      Gross        Gross
                                                         Amortized  Unrealized   Unrealized   Fair
                                                           Cost       Gains        Losses     Value
----------------------------------------------------------------------------------------------------
                                                                  (Dollars In Thousands)
      December 31, 1997:
       Equity securities                                 $      7    $     16   $     --    $     23
       United States Government and agency obligations     54,937         258        (20)     55,175
       Mutual funds                                        41,000          58       (337)     40,721
       Collateralized mortgage obligations:
         Government backed                                  3,300          30         --       3,330
         Private issue                                     43,113         245       (338)     43,020
                                                         --------    --------   --------    --------
         Total collateralized mortgage obligations         46,413         275       (338)     46,350
                                                         --------    --------   --------    --------
         Total securities available for sale             $142,357    $    607   $   (695)   $142,269
                                                         ========    ========   ========    ========

      Weighted average interest rate                         6.52%
                                                             ====
      December 31, 1996:
       Equity securities                                 $      7    $      7   $     --    $     14
       United States Government and agency obligations     28,247          55       (205)     28,097
       Mutual funds                                        43,443          29       (405)     43,067
       Collateralized mortgage obligations:
         Government backed                                  3,601          --         (7)      3,594
         Private issue                                     49,345         147     (1,112)     48,380
                                                         --------    --------   --------    --------
         Total collateralized mortgage obligations         52,946         147     (1,119)     51,974
                                                         --------    --------   --------    --------
         Total securities available for sale             $124,643    $    238   $ (1,729)   $123,152
                                                         ========    ========   ========    ========

      Weighted average interest rate                         6.60%
                                                             ====


      Proceeds from the sale of securities available for sale were $2,435,000, $100,000 ,$749,000 and $0 during the fiscal year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, respectively. For the year ended December 31, 1997, sales resulted in gross losses of $ 8,000. For the three months ended December 31, 1996, sales resulted in gross gains of $51,000. There were no gross realized gains or losses during the fiscal years ended September 30, 1996 and 1995.

      The fair value of securities available for sale is based on quoted market prices.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    INVESTMENTS - HELD TO MATURITY

      Investments - held to maturity at December 31, 1997 and 1996 are summarized as follows:

------------------------------------------------------------------------------------------------
                                                                 Gross        Gross
                                                  Amortized    Unrealized   Unrealized   Fair
                                                     Cost         Gains       Losses     Value
------------------------------------------------------------------------------------------------
                                                               (Dollars In Thousands)
December 31, 1997:
 United States Government and agency obligations   $13,039    $ 3,891      $    --    $16,930
 Corporate debt issues:
   Chase Federal mortgage-backed bond                6,856        311           --      7,167
   Auto Bond Receivables Corp.                       1,493         --           (5)     1,488
                                                   -------    -------      -------    -------
     Total corporate debt issues                     8,349        311           (5)     8,655
                                                   -------    -------      -------    -------
     Total investment securities                   $21,388    $ 4,202      $    (5)   $25,585
                                                   =======    =======      =======    =======

Weighted average interest rate                        9.29%
                                                      ====
December 31, 1996:
 United States Government and agency obligations   $11,701    $ 3,807      $    --    $15,508
 Municipal obligations                                 300          1           --        301
 Corporate debt issues:
   Chase Federal mortgage-backed bond                7,236        347           --      7,583
   Auto Bond Receivables Corp.                       2,902          8          (36)     2,874
                                                   -------    -------      -------    -------
     Total corporate debt issues                    10,138        355          (36)    10,457
                                                   -------    -------      -------    -------
     Total investment securities                   $22,139    $ 4,163      $   (36)   $26,266
                                                   =======    =======      =======    =======

Weighted average interest rate                        8.63%
                                                      ====

      The table below sets forth the contractual maturity distribution of the investments - held to maturity at December 31, 1997 and 1996.

---------------------------------------------------------------------------------------
                                              December 31, 1997       December 31, 1996
                                               Carrying    Fair       Carrying   Fair
                                                Value      Value       Value     Value
---------------------------------------------------------------------------------------
                                                            (In Thousands)
      Due in one year or less                  $ 1,251   $ 1,334      $   300   $   301
      Due after one year through five years      1,493     1,488        4,030     4,131
      Due after five years through ten years    11,283    14,945       10,111    13,675
      Due after ten years                        7,361     7,818        7,698     8,159
                                               -------   -------      -------   -------
      Total                                    $21,388   $25,585      $22,139   $26,266
                                               =======   =======      =======   =======

      There were no sales of investment securities during the year ended December 31, 1997, the three months ended December 31, 1996, or the years ended September 30, 1996 and 1995. The fair value of investment securities is based on quoted market prices.

      FEDERAL HOME LOAN BANK STOCK - At December 31, 1997 and 1996, the Association held $3,264,000 and $2,864,000, respectively, of FHLB Stock, which approximates fair value. FHLB Stock is not readily marketable as it is not traded on a registered security exchange.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    MORTGAGE-BACKED AND RELATED SECURITIES - HELD TO MATURITY

      Mortgage-backed and related securities - held to maturity at December 31, 1997 and 1996 are summarized as follows:

       ---------------------------------------------------------------------------------------------------------------------
                                                                                          Gross         Gross
                                                                      Amortized      Unrealized    Unrealized         Fair
                                                                           Cost           Gains        Losses        Value
       --------------------------------------------------------------------------------------------------------------------
                                                                                            (In Thousands)
       December 31, 1997:
         FHLMC                                                          $ 7,465           $ 62         $ (85)      $ 7,442
         GNMA - pass throughs                                             1,751             63            --         1,814
         FNMA - pass throughs                                             3,316             11           (10)        3,317
       --------------------------------------------------------------------------------------------------------------------
         Agency for International
       --------------------------------------------------------------------------------------------------------------------
           Development - pass throughs                                      236             --            --           236
       --------------------------------------------------------------------------------------------------------------------
         Collateralized mortgage obligations:
       --------------------------------------------------------------------------------------------------------------------
           Government-backed                                             10,872            344            --        11,216
           Private issue                                                 22,766            273          (133)       22,906
                                                                        -------           ----         -----       -------
            Total collateralized mortgage obligations                    33,638            617          (133)       34,122
         CMO residual interest bonds                                          7             --            --             7
                                                                        -------           ----         ----- -
            Total mortgage-backed and related securities                $46,413           $753         $(228)      $46,938
                                                                        =======           ====         =====       =======

       December 31, 1996:
         FHLMC                                                          $ 9,673           $ 79         $(143)      $ 9,609
         GNMA - pass throughs                                             2,108             74            --         2,182
         FNMA - pass throughs                                             3,933             --           (13)        3,920
         Agency for International
           Development - pass throughs                                      317             --            --           317
         Collateralized mortgage obligations:
           Government-backed                                             12,229            526            (8)       12,747
           Private issue                                                 25,130            300          (340)       25,090
                                                                        -------           ----         ----
            Total collateralized mortgage obligations                    37,359            826          (348)       37,837
         CMO residual interest bonds                                         15             --            --            15
                                                                        -------           ----         -----       -------
            Total mortgage-backed and related securities                $53,405           $979         $(504)      $53,880
                                                                        =======           ====         =====       =======


      There were no sales of mortgage-backed and related securities during the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995. The fair value of mortgage-backed and related securities is based on quoted market prices.

      Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans. Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such certificates may not reach their maturity date.

      The Association also invests in mortgage-related securities such as collateralized mortgage obligations ("CMOs"), CMO residual interest bonds, and real estate investment conduits ("REMICs"). These securities are generally divided into tranches whereby principal repayments from the underlying mortgages are used sequentially to retire the securities according to the priority of the tranches. The Association invests primarily in senior sequential tranches of CMOs. Such tranches have stated maturities ranging from 6.5 years to 30 years; however, because of prepayments, the expected weighted average life of these securities is less than the stated maturities. At December 31, 1997, the Association had $33,638,000 in such mortgage-related securities, which were held for investment and had a market value of $34,122,000. The fixed-rate CMOs have coupon rates ranging from 6.0% to 12.0%.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The variable-rate CMOs are indexed to the London Interbank Offered Rate ("LIBOR") or the Ten-Year Treasury Index, and the residual tranches do not have a stated coupon. The weighted average yield of the CMO securities was 7.64% at December 31, 1997. The residual interest is in a CMO in which at least one class of bonds has a variable interest rate. In these investments, a rise in the variable-rate index reduces the cash flows available to the residual owner. Conversely, in a low interest rate environment, collateral prepayments will usually accelerate. The Association's ability to recover its investment in the CMO residuals is dependent on the future outcome of the above factors. At December 31, 1997, the Association's interest in CMO residual bonds was $6,500 with a market value of $6,500.

5.    LOANS RECEIVABLE

      Loans receivable consisted of the following:
      -------------------------------------------------------------------------------------------------------------------
                                                                                      December 31,           December 31,
                                                                                          1997                   1996
      -------------------------------------------------------------------------------------------------------------------
                                                                                                  (In Thousands)
       Real estate loans:
         Residential 1-4 family                                                         $339,117                 $293,296
         Residential 1-4 family held for sale
               (at lower of cost or estimated fair value)                                      -                       70
         Residential construction loans                                                   32,828                   33,158
         Nonresidential construction loans                                                 2,022                    2,200
         Land loans                                                                       17,117                   19,426
         Multi-family loans                                                                8,800                    8,096
         Commercial                                                                       59,220                   37,815
                                                                                        --------                 --------
           Total real estate loans                                                       459,104                  394,061
                                                                                        --------                 --------

       Non-real estate loans:
         Consumer loans                                                                   15,694                   16,028
         Commercial business                                                               3,530                    2,458
                                                                                        --------                 --------
           Total non-real estate loans                                                    19,224                   18,486
                                                                                        --------                 --------
           Total loans receivable                                                        478,328                  412,547

       Less:
         Undisbursed loan proceeds                                                        24,163                   20,765
         Unearned discount (premium) and net deferred loan fees (costs)                     (206)                     200
         Allowance for loan losses                                                         2,662                    2,542
                                                                                        --------                 --------
       Total loans receivable, net                                                      $451,709                 $389,040
                                                                                        ========                 ========

       The Association's lending market is concentrated in Palm Beach, Martin, St. Lucie, and Indian River Counties in Florida.

       Non accrual loans consisted of the following:

       -------------------------------------------------------------------------------------------------------------------
                                                                         At or for the
                                                       At or for the      Three Months             At or for the
                                                        Year Ended           Ended                  Years Ended
                                                        December 31,      December 31,     September 30,   September 30,
                                                            1997              1996             1996            1995
       -------------------------------------------------------------------------------------------------------------------
                                                                                 (In Thousands)
       Principal balance of loans not accruing interest    $1,379            $1,631            $842            $662

       Interest not accrued related to above loans             86                65              44              49

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       An analysis of the changes in the allowance for loan losses for the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996, and 1995 is as follows:

       ---------------------------------------------------------------------------------------------------------------------------
                                                          For the Year        For the Three                For the Years Ended
                                                             Ended             Months Ended                   September 30,
                                                       December 31, 1997    December 31, 1996           1996                 1995
       ---------------------------------------------------------------------------------------------------------------------------
                                                                                        (In Thousands)
        Balance, beginning of period                         $2,542               $2,312               $3,492               $3,390
        Provision charged to income                             264                  243                   98                  240
        Losses charged to allowance                            (144)                 (13)              (1,278)                (138)
        Recoveries                                                -                    -                    -                    -
                                                             ------               ------              -------               ------
        Balance, end of year                                 $2,662               $2,542              $ 2,312               $3,492
                                                             ======               ======              =======               ======

       During the year ended September 30, 1996, the Association sold its interest in a note with a net carrying value of $3,453,000. Included in the allowance for loan losses for the year ended September 30, 1995 was a $1,200,000 specific reserve related to such interest. In connection with the sale, the Association recorded an additional loss of $217,000.

       LOANS HELD FOR SALE - The Association originates both adjustable- and fixed-rate loans. The adjustable- and fixed-rate loans with original maturities of 15 years or less are held in the Association's portfolio. Based on management's assessment of current portfolio mix and Board of Director established limits, fixed-rate loans with maturities greater than 15 years are either held in the portfolio or sold when originated, except those originated for special financing on low income housing. Included in loans receivable at December 31, 1997 and 1996 are $0 and $70,000, respectively, of loans held for sale.

       LOANS SERVICED FOR OTHERS - Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid balances of these loans at December 31, 1997 and 1996 were $18,967,000 and $21,761,000, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $47,000 and $57,000, respectively.

       RATE COMPOSITION OF LOANS - The Association originates and purchases both adjustable- and fixed-rate loans. At December 31, 1997, fixed-rate loans totaled $178,630,000 and adjustable-rate loans totaled $273,079,000. The adjustable-rate loans have interest rate adjustment limitations and are indexed to the OTS National Monthly Median Cost of Funds, the U. S. Treasury Weekly Average Yield index, or the prime rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund those loans.

       COMMERCIAL REAL ESTATE LENDING - The Association originates and purchases commercial real estate and construction loans, which totaled $61,242,000 and $40,015,000 at December 31, 1997 and 1996, respectively. These loans are considered by management to be of a somewhat greater risk of collectibility due to the dependency on income production or future development of the real estate. Accordingly, the Association's management establishes a greater provision for probable, but not yet identified, losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral at December 31, 1997 and 1996 are approximately as follows:

       ---------------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,      December 31,
                                                                                                        1997              1996
       ---------------------------------------------------------------------------------------------------------------------------
                                                                                                             (In Thousands)
       Commercial land                                                                                $ 6,037              $   451
       Office buildings                                                                                 4,614                4,598
       Hotel property                                                                                     210                2,439
       Shopping centers                                                                                 3,124                3,262
       Light industrial and warehouses                                                                  9,243                7,265
       Churches                                                                                         5,733                5,468
       Other commercial                                                                                30,259               14,332
                                                                                                      -------              -------
       Total commercial real estate                                                                    59,220               37,815

       Commercial construction projects                                                                 2,022                2,200
                                                                                                      -------              -------
       Total commercial real estate and construction loans                                            $61,242              $40,015
                                                                                                      =======              =======

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Association is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 1997, management estimates that, while remaining in compliance with this limitation, the Association could have originated an additional $218,950,000 of commercial real estate loans, but has no immediate plans to do so.

       LOANS TO ONE-BORROWER LIMITATION - Under FIRREA, the Association may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $10,507,000 at December 31, 1997. At December 31, 1997, the Association met the loans to one borrower limitation under current regulations.

       LOANS TO OFFICERS AND DIRECTORS - The Association offers loans to its employees, including directors and senior management, at prevailing market interest rates. For adjustable-rate loans, employees are offered a 50 basis point reduction from the margin. The Association waives the points charged for employee loans. However, directors and senior management pay points based on current loan terms. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time. The total loans to such persons did not exceed 5% of retained earnings at December 31, 1997. At December 31, 1997, the total of loans to directors, executive officers, and associates of such persons was $433,000.

       TROUBLED DEBT RESTRUCTURING - Included in loans receivable at December 31, 1997 and 1996 are loans considered to be troubled debt restructured with an aggregate recorded investment of $1,044,000 and $1,071,000, respectively. Included in interest income is interest on these loans which totaled $91,000, $24,000, $94,000, and $69,000 for the year ended
       December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, respectively.

       IMPAIRED LOANS - Impaired loans owned by the Association have been recognized in conformity with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" as of October 1, 1995. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not impaired during an insignificant delay or insignificant shortfall in the amount of payments.

       An analysis of the recorded investment in impaired loans is as follows:

        -------------------------------------------------------------------------------------------------------------
                                              At or for the       At or for the                  At or for the
                                               Year Ended       Three Months Ended                Years Ended
                                              December 31,         December 31,                  September 30,
                                                  1997                 1996                 1996                1995
        -------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)

        Impaired loan balance                    $1,044               $1,071               $1,081              $6,244
        Related allowance                           252                  252                  252               1,452
        Average impaired loan balance             1,057                1,076                4,046               5,597
        Interest income recognized                   91                   24                   94                  69

       The Association's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent or if management determines at an earlier date that the loan is not performing and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery. Cash receipts for impaired loans are used first to satisfy any outstanding interest due, and any amounts remaining are applied to the outstanding principal balance.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     PLEDGED ASSETS

       In the normal course of doing business the Association is required to comply with certain collateral requirements.

       The following tables set forth amounts of various asset components, as of December 31, 1997 and 1996 which were pledged as collateral.

       ----------------------------------------------------------------------------------------------------------------------
                                                                                           December 31,          December 31,
                                                                                               1997                  1996
       ----------------------------------------------------------------------------------------------------------------------
                                                                                                     (In Thousands)

       Real estate loans (unpaid principal balance)                                           $54,018               $31,847
       FHLB Stock and accrued interest                                                          3,323                 2,916
                                                                                              -------               -------
       Total pledged to the FHLB                                                              $57,341               $34,763
                                                                                              =======               =======

       Other pledged assets:
       Deposits of public funds - State of Florida
         Mortgage-backed and related securities                                               $31,681               $21,681
       Line of credit - Federal Reserve Bank of Atlanta
         United States Government and agency obligations                                        1,800                 1,800
       Treasury tax and loan deposits
         United States Government and agency obligations                                          200                   200
       Mortgage-backed bond
         Unpaid principal balance of loans                                                     31,738                37,395
                                                                                              -------               -------
       Total for other pledged assets                                                         $65,419               $61,076
                                                                                              =======               =======

       FHLB ADVANCES - The Association has a security agreement with the FHLB which includes a blanket floating lien that requires the Association to maintain as collateral for its advances, the Association's FHLB capital stock and first mortgage loans equal to 100% of the unpaid amount of FHLB advances outstanding.

7.     ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable at December 31, 1997 and 1996 consisted of the following:

       -----------------------------------------------------------------------------------------------------------------------
                                                                                            December 31,          December 31,
                                                                                                1997                  1996
       -----------------------------------------------------------------------------------------------------------------------
                                                                                                     (In Thousands)

       Loans                                                                                   $1,404                $  711
       Investments                                                                                106                   141
       Securities available for sale                                                            1,372                 1,169
       Mortgage-backed and related securities                                                     280                   333
                                                                                               ------                ------
       Total accrued interest receivable                                                       $3,162                $2,354
                                                                                               ======                ======

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     OFFICE PROPERTIES AND EQUIPMENT

       Office properties and equipment at December 31, 1997 and 1996 are summarized as follows:

       ---------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,           December 31,
                                                                                             1997                   1996
       ---------------------------------------------------------------------------------------------------------------------
                                                                                                    (In Thousands)

       Land                                                                                $  5,571               $  3,347
       Buildings and improvements                                                            16,431                 15,623
       Furniture and equipment                                                               15,268                 13,052
                                                                                           --------               --------
       Total                                                                                 37,270                 32,022
       Less accumulated depreciation                                                        (17,064)               (15,654)
                                                                                           --------               --------
       Total office properties and equipment - net                                         $ 20,206               $ 16,368
                                                                                           ========               ========

9.     REAL ESTATE OWNED

       Real estate owned at December 31, 1997 and 1996 consisted of the following:

       ---------------------------------------------------------------------------------------------------------------------
                                                                                           December 31,         December 31,
                                                                                               1997                1996
       ---------------------------------------------------------------------------------------------------------------------
                                                                                                   (In Thousands)

       Real estate owned                                                                     $633                 $1,547
       Less allowance for loss                                                                 41                     92
                                                                                             ----                 ------
       Total real estate owned                                                               $592                 $1,455
                                                                                             ====                 ======

       Changes in allowance for losses on real estate owned were as follows:

       --------------------------------------------------------------------------------------------------------------------
                                                                    For the Year   For the Three
                                                                        Ended      Months Ended         For the Years Ended
                                                                     December 31,  December 31,             September 30,
                                                                         1997          1996        1996         1995
       --------------------------------------------------------------------------------------------------------------------
                                                                               (In Thousands)


       Balance, beginning of period                                      $ 92          $ 92        $113        $  80
       Provision charged to income                                          4             -           8          141
       Losses charged to allowance                                        (55)            -         (29)        (108)
                                                                         ----          ----        ----        -----
       Balance, end of period                                            $ 41          $ 92        $ 92        $ 113
                                                                         ====          ====        ====        =====

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    DEPOSITS

       The weighted-average interest rates on deposits at December 31, 1997 and 1996 were 4.21% and 4.05%, respectively. Deposit accounts, by type and range of rates at December 31, 1997 and 1996 consisted of the following:

       ---------------------------------------------------------------------------------------------------------------------
                                                                                             December 31,      December 31,
                                                                                                 1997              1996
       ---------------------------------------------------------------------------------------------------------------------
                                                                                                     (In Thousands)
       Account type and rate:
       Non-interest-earning checking accounts                                                  $ 24,715         $ 18,627
       NOW, Super NOW and funds transfer accounts 1997, 1996, and
        1995, 1.00% through 1.98%                                                                69,862           67,076
       Passbook and statement accounts 1997, 1996, and 1995, 1.73%
         through 1.98%                                                                           30,221           30,821
       Money market accounts 1997, 1996, and 1995, 2.27% through 3.40%                           78,832           69,514
                                                                                               --------         --------
       Total non-certificate accounts                                                           203,630          186,038
                                                                                               --------         --------

       Certificates:
        3.00% or less                                                                             1,436            1,035
        3.01% - 3.99%                                                                                11              598
        4.00% - 4.99%                                                                            35,699           51,484
        5.00% - 5.99%                                                                           262,029          232,313
        6.00% - 6.99%                                                                            39,186           33,568
        7.00% - 7.99%                                                                             8,717            8,673
                                                                                               --------         --------
        Total certificates of deposit                                                           347,078          327,671
                                                                                               --------         --------
        Total deposits                                                                         $550,708         $513,709
                                                                                               ========         ========

       Individual deposits greater than $100,000 at December 31, 1997 and 1996 aggregated approximately $87,257,000, and $72,504,000, respectively. Deposits in excess of $100,000 are not insured.

       Scheduled maturities of certificate accounts at December 31, 1997 and 1996 were as follows:

       ---------------------------------------------------------------------------------------------------------------------
                                                                                             December 31,     December 31,
                                                                                                 1997             1996
       ---------------------------------------------------------------------------------------------------------------------
                                                                                                     (In Thousands)
       Maturity
       Less than 1 year                                                                        $260,941         $253,587
       1 year - 2 years                                                                          30,794           29,270
       2 years - 3 years                                                                         27,832           12,146
       3 years - 4 years                                                                         11,220           20,167
       4 years - 5 years                                                                         15,065           11,694
       Thereafter                                                                                 1,226              807
                                                                                               --------         --------
       Total certificates of deposit                                                           $347,078         $327,671
                                                                                               ========         ========

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Interest expense on deposits consisted of the following during the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995:

       ---------------------------------------------------------------------------------------------------------------------
                                                                         For the      For the Three
                                                                        Year Ended     Months Ended      For the Years Ended
                                                                       December 31,     December 31,        September 30,
                                                                           1997             1996          1996         1995
       ---------------------------------------------------------------------------------------------------------------------
                                                                                              (In Thousands)

       Passbook accounts                                                 $   522           $  133       $   560      $   625
       NOW accounts                                                          701              201           930        1,002
       Money market accounts                                               2,377              552         2,023        2,143
       Certificate accounts                                               19,048            4,365        15,734       11,909
                                                                         -------           ------       -------      -------
       Total interest expense                                            $22,648           $5,251       $19,247      $15,679
                                                                         =======           ======       =======      =======

11.    ADVANCES FROM FEDERAL HOME LOAN BANK

       At December 31, 1997 and 1996, outstanding advances from the FHLB totaled $ 57,341,00 and $ 34,763,000 respectively.

       Scheduled maturities of FHLB advances at December 31, 1997 were as follows:

       ---------------------------------------------------------------------------------------------------------------------
                    Years Ending                               Average Interest                                          $
                    December 31,                                     Rate                                          Maturing
       ---------------------------------------------------------------------------------------------------------------------
                                                                                                     (Dollars in Thousands)

                        1998                                         6.80%                                         $ 7,421
                        1999                                         6.83                                            6,734
                        2000                                         6.35                                            8,471
                        2001                                         6.36                                            7,572
                        2002                                         5.93                                           26,071
                        2003                                         6.69                                            1,072
                                                                                                                     -----

                        Total FHLB advances                          6.28%                                         $57,341
                                                                     ====                                          =======

12.    INCOME TAXES

       In accordance with SFAS No. 109, deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

       On May 13, 1997, the Association received permission from the Internal Revenue Service ("IRS") to change its accounting period, for federal income tax purposes, from September 30th to December 31st, effective December 31, 1996. In order to comply with IRS requirements, the Association filed a consolidated tax return for the short period October 1, 1996 through December 31, 1996.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Income tax provision consists of the following components for the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995:

      --------------------------------------------------------------------------------------------------
                                                       For the Year  For the Three
                                                          Ended       Months Ended   For the Years Ended
                                                       December 31,   December 31,       September 30,
                                                           1997          1996           1996       1995
      --------------------------------------------------------------------------------------------------
                                                                    (In Thousands)

      Current - federal                                  $ 2,745      $    49         $ 1,592    $ 2,789
      Current - state                                        297           16             225        337
                                                         -------      -------         -------    -------

      Total current                                        3,042           65           1,817      3,126

      Deferred - federal and state                          (112)         631          (1,056)      (363)
                                                         -------      -------         -------    -------
      Total provision for income taxes                   $ 2,930      $   696         $   761    $ 2,763
                                                         =======      =======         =======    =======

      Bankshares' provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

      ------------------------------------------------------------------------------------------------------------------
                                             For the Year        For the Three
                                                 Ended            Months Ended                     For the Years Ended
                                             December 31,         December 31,                        September 30,
                                                 1997                 1996                 1996            1995
                                          Amount        %      Amount        %     Amount         %     Amount      %
      ------------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands)

      Tax at federal tax rate            $ 2,900      35.0%   $  650        35.0%  $ 1,637       35.0%  $ 2,568   35.0%
        State income taxes, net of
          federal income tax                 281       3.3        70         3.8       139        3.0       186    2.5
          benefits
        Reversal of prior year                --        --        --          --    (1,140)     (24.4)       --     --
          liability
        Other                               (168)     (2.0)       (6)       (0.3)      172        3.7        82    1.1
      Benefit of graduated tax rate          (83)     (1.0)      (18)       (1.0)      (47)      (1.0)      (73)  (1.0)
                                         -------      ----    ------        ----   -------       ----   -------   ----
      Total provision for income taxes   $ 2,930      35.3%   $  696        37.5%  $   761       16.3%  $ 2,763   37.6%
                                         =======      ====    ======        ====   =======       ====   =======   ====


      During the year ended September 30, 1996 , management concluded that a liability accrued in prior years was no longer required and reversed such liability resulting in a $1,140,000 credit to the 1996 income tax provision.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The tax effect of temporary differences that gave rise to deferred tax assets and deferred tax liabilities are presented below:

      -------------------------------------------------------------------------------------------------------------------
                                                                     For the
                                                                      Year      For the Three
                                                                     Ended       Months Ended        For the Years Ended
                                                                  December 31,    December 31,          September 30,
                                                                      1997            1996            1996          1995
      -------------------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)
       Deferred tax liabilities:
         Depreciation                                               $  582          $  627           $  639        $  551
         Loan fee income                                               170             167              188           319
         FHLB stock dividends                                          457             454              868         1,172
         Deferred loan costs                                           467             412              392           208
         Unamortized discount on mortgage-backed bond                2,112           2,302            2,350         2,526
         Book over tax on investments in partnerships                1,003           1,003              937           882
         Other                                                           -              -                 -            17
       Gross deferred tax liabilities                                4,791           4,965            5,374         5,675
                                                                     -----           -----           ------         -----

       Deferred tax assets:
         Excess of book bad debt reserve over tax reserve            1,043             918              907         1,298
         Retirement plans                                              586             802              686           586
         Unrealized loss on decrease in fair value
            of securities available for sale                            33             561              615           182
         Deferred loss on loans held for sale                           43              46               48            60
         Deferred compensation                                         130             115              109           105
         SAIF recapitalization                                           -               -            1,088             -
         Other                                                          19               -               83           117
                                                                    ------           -----           ------         -----
       Gross deferred tax assets                                     1,854           2,442            3,536         2,348
                                                                    ------           -----           ------         -----
       Valuation  allowance on unrealized  loss on decrease
         in fair value of securities available for sale                (99)           (138)            (182)         (182)
                                                                    ------
       Gross deferred tax assets - net of valuation
         allowance                                                   1,755           2,304            3,354         2,166
                                                                    ------
       Net deferred tax liability                                   $3,036          $2,661           $2,020        $3,509
                                                                    ======          ======           ======        ======

       During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Association, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post- 987 are required to be recaptured ratably over a six year period beginning in 1996. The Association had no excess reserves as of December 31, 1996 and the recapture has no effect on Bankshares' statement of operations as taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes." The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $4.3 million.


13.    COMMITMENTS AND CONTINGENCIES

       LOAN COMMITMENTS - In the normal course of business, the Association makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed- and variable-rate loans are based on the market rates in effect on the date of closing.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Commitments generally have fixed expiration dates of 30 to 60 days and other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include single-family homes, marketable securities and income-producing residential and commercial properties.
      Credit  losses  may occur  when one of the  parties  fails to  perform  in accordance with the terms of the contract. The Association's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Commitments to extend credit for mortgage loans, excluding undisbursed portions of loans in process, were approximately $4,733,000 and $5,732,000 at December 31, 1997 and December 31, 1996, respectively.

      At December 31, 1997, the $4,733,000 of loan commitments were comprised of approximately $3,593,000 of fixed-rate commitments and $1,140.000 of variable-rate commitments. These commitments are at prevailing market rates and terms. Interest rates on fixed-rate loan commitments were from 6.125% to 9.0% and 6.0% to 9.125% at December 31, 1997 and December 31,
      1996, respectively. No value is placed on the commitments as the borrower is required to close at the market rates in effect on the date of closing. No fees are received in connection with such commitments.

      Unused consumer lines of credit were $8,948,000 and $8,219,000 at December 31, 1997 and 1996, respectively.

      Commercial lines and letters of credit and other loan commitments were $7,369,000 and $3,172,000 at December 31, 1997 and 1996, respectively.
      Commitments to sell loans to FNMA were $0 and $70,000 at December 31, 1997 and 1996, respectively. Commitments to purchase loans were $0 and $171,000 at December 31, 1997 and 1996, respectively.

      LEASE COMMITMENTS - The Association leases various properties for original periods ranging from 2 to 25 years. Rent expense for the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, was approximately $626,000, $141,000, $545,000, and $535,000, respectively. At December 31, 1997, future minimum lease payments under these operating leases are as follows:

      --------------------------------------------------------------------------
                             Years Ending
                             December 31,                             Amount
      --------------------------------------------------------------------------
                                                                  (In Thousands)

                                 1998                                $   576
                                 1999                                    514
                                 2000                                    475
                                 2001                                    340
                                 2002                                    208
                              Thereafter                               1,163
                              ----------                             -------
                                Total                                $ 3,276
                                                                     =======

      LINE OF CREDIT - The Association has a $1,800,000 available line of credit with the Federal Reserve Bank of Atlanta which is secured by United States Government and agency obligations (see Note 6). At December 31, 1997 and 1996, the Association had no outstanding advances.

      CONTINGENCIES - The Association has completed its investigation of a previously reported possible employee defalcation which had been occurring for several years. The Association maintains insurance to cover possible defalcation losses with a claim deductible of $200,000. A liability for the amount of the deductible was established during the year ended September 30, 1996. The Association notified its insurance company of the potential claim and the insurance company acknowledged coverage. The insurance company has completed its due diligence related to the claim. The Association and the insurance company are currently negotiating the final settlement of the claim. Management does not believe that the claim will have any material adverse effect on its financial position or results of its operations.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.   BENEFIT PLANS

      PENSION PLAN - The Association has a noncontributory, qualified pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Association and compensation rates during those years. Currently, the Association's policy is to fund the qualified retirement plan in an amount that is determined in accordance with the minimum funding standards of the Employee Retirement Income Security Act, but falls below the tax deductible contribution. Plan assets consist primarily of corporate and government agency bonds, mutual funds, common stock, and managed funds.

      Pension expense for the plan amounted to $251,000, $63,000, $403,000, and $578,000 for the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, respectively, and included the following components:

       ---------------------------------------------------------------------------------------------------------------------
                                                  For the Year         For the Three
                                                     Ended             Months Ended        For the Years ended September 30,
                                               December 31, 1997     December 31, 1996          1996               1995
       ---------------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)

       Service cost                                  $  550                $  137              $  551             $  603
       Interest cost                                    447                   112                 453                460
       Actual return on assets                         (626)                 (156)               (533)              (417)
       Net amortization and deferral                   (120)                  (30)                (68)               (68)
                                                     ------                ------              ------             ------
        Net periodic pension cost                    $  251                $   63              $  403             $  578
                                                     ======                ======              ======             ======

      For the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, pension expense amounts were based upon actuarial computations.

      The following sets forth the funded status of the qualified plan at December 31, 1997 and 1996:

       -----------------------------------------------------------------------------------------------------------------
                                                                                         December 31,       December 31,
                                                                                              1997              1996
       -----------------------------------------------------------------------------------------------------------------
                                                                                                  (In Thousands)
       Actuarial present value of benefit obligations:
          Vested benefits                                                                   $ 3,903          $  3,641
          Nonvested benefits                                                                    472               465
                                                                                            -------          --------
          Accumulated benefit obligation                                                      4,375             4,106
       Effect of anticipated future compensation levels and other events                      2,702             2,755
                                                                                            -------          --------
       Projected benefit obligation                                                           7,077             6,861
       Fair value of assets held in the plan (estimated)                                      9,644             7,350
                                                                                            -------          --------
       Plan assets over projected benefit obligation                                        $ 2,567          $    489
                                                                                            =======          ========

       The excess plan assets consist of the following:
       Unamortized net transition asset                                                     $   339          $    411
       Accrued pension cost                                                                    (962)           (1,335)
       Unrecognized net gain due to changes in assumptions                                    3,218             1,444
       Prior service cost                                                                       (28)              (31)
                                                                                            -------          --------
       Total                                                                                $ 2,567          $    489
                                                                                            =======          ========

      SUPPLEMENTAL RETIREMENT INCOME PLAN - During 1989, the Association's Board of Directors established a nonqualified unfunded defined benefit plan for certain officers. For the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, the net periodic expense for the officers' plan totaled $54,000, $13,000, $60,000, and $65,000, respectively. The projected benefit obligation as of December 31, 1997 and 1996 was estimated at $480,000 and $388,000, respectively.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The actuarial present value of benefit obligations at December 31, 1997 and 1996 was as follows:

      -----------------------------------------------------------------------------------------------------------------
                                                                                       December 31,        December 31,
                                                                                           1997                1996
      -----------------------------------------------------------------------------------------------------------------
                                                                                                (In Thousands)

       Projected benefit obligation                                                      $  480              $  388
       Prior service cost                                                                    33                  41
       Unrecognized net gains                                                                40                  86

       Accrued retirement plan cost                                                         553                 515

       Prior years accrual                                                                 (515)               (506)
       Employer contributions                                                                16                   4
                                                                                         ------              ------
       Net periodic retirement plan expense                                              $   54              $   13
                                                                                         ======              ======

      ACTUARIAL ASSUMPTIONS - Actuarial assumptions represent estimates of future experience based on the characteristics of the particular plan and its covered employees. The actuarial assumptions used in the pension plan and retirement plan valuations were as follows:

      -------------------------------------------------------------------------------------------------------------------
                                                           Year Ended      Three Months Ended                Years Ended
                                                           December 31,        December 31,                 September 30,
                                                              1997                 1996            1996         1995
      -------------------------------------------------------------------------------------------------------------------

         Discount rate                                        7.00%                6.75%           6.50%        6.50%
         Asset rate                                           8.50%                8.50%           8.00%        8.00%
         Salary scale                                         5.00%                5.00%           5.00%        6.00%

      Bankshares and the Association do not provide any material postretirement or postemployment benefits.

      EMPLOYEE STOCK OWNERSHIP PLAN - As of December 31, 1997, the Employee Stock Ownership Plan ("ESOP") has an outstanding loan balance of $1,424,000 related to the purchase of 190,388 shares of common stock in the open market. Collateral for the loan is the common stock purchased by the ESOP. Payment of the loan is principally from the Association's contributions to the ESOP over a period of up to seven years, and bears interest at the monthly average of Federal Funds high and low rate plus 2.35%, which was 7.96% at December 31, 1997.

      Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plan" ("SOP 93-6") requires that the Association reflect shares allocated to employees under the ESOP as compensation expense at their fair value, rather than cost. The difference between the cost of such shares and their fair value is treated, net of tax, as an adjustment of additional paid-in capital. During the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, compensation expense related to the ESOP was $707,000, $183,000, $556,000, and $272,000, respectively.

      Contributions to the ESOP will be in an amount proportional to the repayment of the ESOP loan, and will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. In accordance with generally accepted accounting principles, the unallocated shares held by the ESOP are shown as a deduction from shareholders' equity.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      RECOGNITION AND RETENTION PLAN - In January 1995, the shareholders of the Association approved the Recognition and Retention Plan (the "Recognition Plan") for certain officers and non-employee directors of the Association. Concurrent with such approval, such officers and directors were awarded 88,900 shares of common stock, which vest in five equal annual installments, starting January 1996. The fair value of the shares on the date of award will be recognized as compensation expense over the vesting period. To fund this plan, 88,900 shares were issued from authorized but unissued shares of common stock in July 1995. During the year ended September 30, 1996, unamortized deferred compensation and additional paid-in capital were adjusted to correct amounts initially recorded in connection with the Recognition Plan. Unamortized deferred compensation of $423,000 at December 31, 1997 is reflected as a reduction of shareholders' equity. Compensation expense related to the Recognition Plan was $185,000, $46,000, $130,000 and $148,000 for the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, respectively.

      STOCK OPTION PLAN - The Association has a stock option plan for the benefit of its directors, officers, and other key employees. The number of shares of Bankshares' common stock reserved for issuance under the stock option plan was equal to 237,986 shares or 10% of the total number of common shares issued to persons other than ComFed, M.H.C. pursuant to the Association's conversion to the stock form of ownership. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years. The stock options granted to the directors, officers, and employees are exercisable in five equal annual installments. The first installment became exercisable on January 18, 1996. At January 18, 1995, there were 237,450 options granted with 536 options reserved for future use. Below is a summary of transactions:

        -------------------------------------------------------------------------------------------------------------
                                                                                                  Option Price
                                                                                   ----------------------------------
                                                                       Number of            Average
                                                                        Options            Price Per        Aggregate
                                                                      Outstanding            Share            Price
        -------------------------------------------------------------------------------------------------------------
        Options Outstanding:
         Balance - September 30, 1995                                   222,950            $ 11.125       $ 2,480,319
           Granted                                                            -                   -                 -
           Exercised                                                     (1,220)           $ 11.125           (13,573)
           Canceled                                                      (4,880)           $ 11.125           (54,290)
                                                                        -------                           -----------
         Balance - September 30, 1996                                   216,850                             2,412,456
           Granted                                                            -                   -                 -
           Exercised                                                          -                   -                 -
           Canceled                                                           -                   -
                                                                        -------                           -----------
         Balance - December 31, 1996                                    216,850                             2,412,456
           Granted                                                        7,500            $ 19.016           142,617
           Exercised                                                     (4,800)           $ 11.125           (53,400)
           Canceled                                                           -                   -                 -
                                                                        -------                           -----------
         Balance - December 31, 1997                                    219,550                           $ 2,501,673
                                                                        =======                           ===========


      Options exercisable at December 31, 1997 and 1996, and September 30, 1996 and 1995 were 84,820, 43,370, 43,370, and 0, respectively. Bankshares adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-based Compensation" as of January 1, 1997. The fair value of options granted under the stock option plan during the fiscal year ended December 31, 1997 was estimated using the Binary Option Pricing Model with the following assumptions used:

        ---------------------------------------------------------------------------------------------------------------
                     Number of    Exercise      Fair Value        Risk Free        Expected      Expected      Dividend
        Grant date    Options       Price       of Options      Interest Rate    Life (Years)   Volatility      Yield
        ---------------------------------------------------------------------------------------------------------------
         01/18/97      7,500       $19.016        $5.25             6.37%              5          15.36%        $2.67

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Had compensation cost for the stock options been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS No. 123, Bankshares' net income and earnings per share for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below:

        -----------------------------------------------------------------------------------------------------------------
                                                                                                       For the Year Ended
                                                                                                        December 31, 1997
        -----------------------------------------------------------------------------------------------------------------
        Net income
              As reported                                                                                    $  5,356,000
              Pro forma                                                                                      $  5,332,000
        Basic earnings per share
              As reported                                                                                    $       1.09
              Pro forma                                                                                      $       1.08


15.   MORTGAGE-BACKED BOND

      On September 30, 1983, the Association sold two of its branch offices to another financial institution with the approval of the Federal Home Loan Bank Board ("FHLBB"), predecessor to the OTS. Under terms of the sale, the Association issued a 10.94%, 30-year term mortgage-backed bond (the "Bond") for approximately $41,601,000. The Bond issue has a stated interest rate which was less than the market rate (assumed to have been 17.53%) for similar debt at the effective date of the sale. Accordingly, the Association recorded a discount on the Bond which is being accreted on the interest method over the life of the Bond.

      The Bond bears an interest rate that is adjustable semi-annually, on April 1 and October 1, to reflect changes in the average of the United States 10-year and 30-year long-term bond rates. The Bond's interest rate on December 31, 1997 and 1996 was 5.62% and 6.20%, respectively. The unamortized discount at December 31, 1997 and 1996 was $5,439,000 and $5,929,000, respectively. Principal and interest payments are due quarterly. During the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995, approximately $490,000, $123,000, $496,000, and $498,000, respectively, of the discount was accreted.

      At December 31, 1997 and 1996, the Association held $13,039,000 and $11,701,000 (net of discounts of $10,161,000 and $11,499,000), respectively, of Salomon Brothers Certificates of Accrual on Treasury Securities ("CATS") which were purchased at the time of issuing the Bond. The accrual of interest on the CATS offsets the discount amortization of the Bond. The CATS are included in United States Government and agency obligations described in Note 3 to the consolidated financial statements.

      The Bond at December 31, 1997 was repayable as follows:

       -------------------------------------------------------------------------------------------------------
                          Years Ending                                                            Amount
                           December 31,                                                       (In Thousands)
       -------------------------------------------------------------------------------------------------------

                                1998                                                             $ 1,387
                                1999                                                               1,387
                                2000                                                               1,387
                                2001                                                               1,387
                                2002                                                               1,387
                           2003 and after                                                         14,837
                                                                                                 -------
                                Total                                                             21,772

             Less unamortized discount                                                             5,439
                                                                                                 -------
           Total mortgage-backed bond                                                            $16,333
                                                                                                 =======

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.   REGULATORY   RESTRICTIONS  ON  RETAINED  INCOME  AND  REGULATORY   CAPITAL
      REQUIREMENT

      The Association is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Bankshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible capital of not less that 1.5% of adjusted total assets, total capital to risk-weighted assets of not less that 8.0%, Tier I capital equal to adjusted total assets of 3.0%, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). Management believes, as of December 31, 1997, that the Association meets all capital adequacy requirements to which it is subject.

      As of December 31, 1997, the most recent notification from the OTS categorized the Association as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Association must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

      The Association is required to report capital ratios unconsolidated with Bankshares. The Association's actual capital amounts and ratios are presented in the following tables:

       ------------------------------------------------------------------------------------------------------------------
                                                                                                         To be Considered
                                                                                          For            Well Capitalized
                                                                                    Capital Adequacy        for Prompt
                                                                      Actual             Purposes       Action Provisions
                                                           --------------------------------------------------------------
                                                               Ratio       Amount     Ratio   Amount     Ratio     Amount
       ------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)

       As of December 31, 1997:
       Total capital ( to Risk-weighted Assets)                 18.4%      $70,048     8.0%  $30,416      10.0%   $38,020
       Core (Tier 1) Capital (to Adjusted Tangible Assets)       9.8        70,681     3.0    21,609       5.0     36,014
       Tangible Capital (to Tangible Assets)                     9.8        70,681     1.5    10,804       N/A        N/A
       Core (Tier 1) Capital (to Risk-weighted Assets)          18.6        70,681     4.0    15,208       6.0     22,812

       As of December 31, 1997, tangible assets, adjusted tangible assets, and risk-weighted assets were $720,284,000, $720,284,000, and $380,197,000, respectively $720,284,000, and $380,197,000, respectively.

       As of December 31, 1996:
       Total capital ( to Risk-weighted Assets)                 24.7%      $78,845     8.0%  $25,492      10.0%   $31,865
       Core (Tier 1) Capital (to Adjusted Tangible Assets)      11.8        77,187     3.0    19,688       5.0     32,814
       Tangible Capital (to Tangible Assets)                    11.8        77,187     1.5     9,844       N/A        N/A
       Core (Tier 1) Capital (to Risk-weighted Assets)          24.2        77,187     4.0    12,746       6.0     19,119

       As of December 31, 1996, tangible assets, adjusted tangible assets, and risk-weighted assets were $656,277,000, $656,277,000, and $318,649,000, respectively.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.   SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

      -------------------------------------------------------------------------------------------------------------------
                                                                     For the Year   For the Three        For the Years
                                                                        Ended       Months Ended            Ended
                                                                     December 31,    December 31,        September 30,
                                                                        1997            1996           1996        1995
      -------------------------------------------------------------------------------------------------------------------
                                                                                              (In Thousands)

      Supplemental disclosure of cash flow information:
          Cash paid for income taxes                                 $   2,836        $    220       $  1,877    $  3,200
                                                                     =========        ========       ========    ========
          Cash  paid  for   interest  on   deposits   and  other
            borrowings                                               $  27,959        $  6,255       $ 22,146    $ 17,949
                                                                     =========        ========       ========    ========

       Supplemental schedule of noncash investing :
        and financing activities:
         Real estate acquired in settlement of loans                 $     558        $     78       $    400    $  1,394
                                                                     =========        ========       ========    ========

         Distribution of Common Stock to fund the Recognition
          and Retention Plan                                         $       -        $      -       $      -   $     989
                                                                     =========        ========       ========   =========

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, as amended by SFAS No. 119, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires the estimation of fair values of financial instruments, as defined in SFAS No. 107.

      Estimates of fair value are made at a specific date, based upon, where available, relevant market prices and information about the financial instrument. For a substantial portion of the financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies are likely to result in significantly different fair value estimates.

      Although management uses its best judgment in estimating the fair value of the financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which could be realized in a current transaction.

      The estimated fair values presented neither include nor give effect to the values associated with the Association's existing customer relationships, extensive branch banking network or property, or certain tax implications related to the realization of unrealized gains or losses. Also under SFAS No. 107, the fair value of non-interest-bearing checking accounts, interest-bearing NOW accounts, passbook and statement accounts, and money market accounts is equal to the carrying amount because these deposits have no stated maturity. The approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding.

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1997 and 1996:

      CASH AND CASH EQUIVALENTS - The carrying amounts reported in the Statement of Financial Condition for cash and cash equivalents approximates their fair value.

      INVESTMENTS - HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE - Fair value is determined by reference to quoted market prices or by use of broker price estimates.

      LOANS RECEIVABLE - The fair value of loans was estimated by using a method which approximates the effect of discounting the estimated future cash flows over the expected repayment periods using rates which consider credit risk, servicing costs and other relevant factors.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      MORTGAGE-BACKED AND RELATED SECURITIES - Fair value is determined by reference to quoted market prices or by use of broker price estimates.

      DEPOSITS - Current carrying amounts approximate estimated fair value of deposits with no stated maturity, including demand deposits, interest bearing NOW accounts, passbooks and statement accounts, and money market accounts. Fair value for fixed maturity certificate of deposit accounts was estimated by discounting the contractual cash flow using a rate which reflects the Association's cost of funds adjusted for the cost of servicing deposit accounts.

      MORTGAGE-BACKED BOND - The carrying amount of the mortgage-backed bond is a reasonable estimate of fair market value.

      ADVANCES FROM FEDERAL HOME LOAN BANK - Fair value is estimated using the Association's cost of funds adjusted for the cost of operations.

      ESOP LOAN - The carrying amount of the ESOP loan is a reasonable estimate of fair market value.

      COMMITMENTS TO EXTEND CREDIT - At December 31, 1997 and 1996, the fair value of commitments to extend credit was considered insignificant due to the short-term nature of the commitments.

      The estimated fair values of the financial instruments were as follows:

      ----------------------------------------------------------------------------------------------------------------------
                                                                   December 31, 1997                  December 31, 1996
                                                               Carrying           Fair            Carrying            Fair
                                                                 Value           Value              Value             Value
      ----------------------------------------------------------------------------------------------------------------------
                                                                                    (In Thousands)
      Financial assets:
      Cash and cash equivalents                                $ 25,954        $ 25,954            $ 42,442         $ 42,442
      Investments - held to maturity                             21,388          25,901              22,139           26,266
      Securities available for sale                             142,269         142,269             123,152          123,152
      Mortgage-backed and related securities                     46,413          46,938              53,405           53,880
      Loans receivable - net                                    451,709         461,650             389,040          397,627

      Financial liabilities:
      Deposits                                                 $550,708        $548,321            $513,709         $511,327
      Mortgage-backed bond                                       16,333          16,333              17,230           17,230
      Advances from FHLB                                         57,341          57,246              34,763           34,875
      ESOP borrowings                                             1,424           1,424               1,915            1,915

19.   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

      The following condensed statements of financial condition as of December 31, 1997 and 1996, and the condensed statements of operations and statements of cash flows for the year ended December 31, 1997, the three months ended December 31, 1996, and the years ended September 30, 1996 and 1995 should be read in conjunction with the consolidated financial statements and the related notes. Since the organization of Bankshares was accounted for in a manner similar to a pooling of interests, these statements have been presented as if Bankshares was in existence for all periods covered by the consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     STATEMENTS OF FINANCIAL CONDITION
     ---------------------------------------------------------------------------------------------------------------------
                                                                                                       At December 31,
                                                                                                     1997           1996
     ---------------------------------------------------------------------------------------------------------------------
                                                                                                       (In Thousands)
       Assets:
            Cash and cash equivalents                                                              $11,243         $     -
            Investment in Association                                                               70,527          76,578
                                                                                                   -------         -------
       Total assets                                                                                $81,770         $76,578
                                                                                                   =======         =======

       Liabilities                                                                                 $   511         $   459
       Shareholders' equity                                                                         81,259          76,119
                                                                                                   -------         -------
       Total liabilities and shareholders' equity                                                  $81,770         $76,578
                                                                                                   =======         =======

     STATEMENTS OF OPERATIONS
     ---------------------------------------------------------------------------------------------------------------------
                                                                 For the         For the Three
                                                                Year Ended        Months Ended       For the Years Ended
                                                               December 31,       December 31,          September 30,
                                                                   1997               1996           1996          1995
      --------------------------------------------------------------------------------------------------------------------
                                                                                     (In Thousands)
       Income                                                    $     -           $     -         $     -         $     -
       Expenses                                                       41                 -               -               -
                                                                 -------           -------         -------         -------
       Income before income taxes and equity in earnings                                 -               -               -
            of Association                                           (41)                -               -               -
       Income tax benefit                                             15                 -               -               -
                                                                 -------           -------         -------         -------
       Income before equity in earnings of Association               (26)                -               -               -
       Equity in earnings of Association                           5,382             1,160           3,915           4,574
                                                                 -------           -------         -------         -------
       Net income                                                $ 5,356           $ 1,160         $ 3,915         $ 4,574
                                                                 =======           =======         =======         =======

     STATEMENTS OF CASH FLOWS
     ---------------------------------------------------------------------------------------------------------------------
                                                                  For the      For the Three
                                                                Year Ended      Months Ended        For the Years Ended
                                                                December 31,     December 31,           September 30,
                                                                   1997              1996            1996            1995
     ---------------------------------------------------------------------------------------------------------------------
                                                                                     (In Thousands)
       Cash flows from operating activities:
            Net income                                           $ 5,356           $ 1,160         $ 3,915         $ 4,574
            Adjustments to reconcile net income to net cash
              used for operating activities:
              Equity in earnings of Association                   (5,382)           (1,160)         (3,915)         (4,574)
              Other                                                  (15)                -               -               -
                                                                --------           -------         -------         -------
       Net cash used for operating activities                        (41)                -               -               -
                                                                --------           -------         -------         -------
       Cash flows from investing activities:
            Dividends received from Association                   13,260               448           1,618             902
                                                                --------           -------         -------         -------
       Net cash provided by investing activities                  13,260               448           1,618             902
                                                                --------           -------         -------         -------
       Cash flows from financing activities:
            Dividends paid                                        (1,976)             (448)         (1,618)           (902)
                                                                --------           -------         -------         -------
       Net cash used for financing activities                     (1,976)             (448)         (1,618)           (902)
                                                                --------           -------         -------         -------
       Cash and cash equivalents, beginning of period                  -                 -               -               -
       Cash and cash equivalents, end of period                 $ 11,243           $     -         $     -         $     -
                                                                ========           =======         =======         =======

      Payment of dividends to Bankshares by the Association is subject to various limitations by bank regulatory agencies. Undistributed earnings of the Association available for distribution as dividends under these limitations were $30,773,000 and $27,203,000 as of December 31, 1997 and 1996, respectively.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.   QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                      Quarter Ended
      --------------------------------------------------------------------------------------------------------------------
                                                                  March 31,      June 30,      September 30,  December 31,
      --------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars In Thousands)
       Year ended December 31, 1997:
            Interest income                                       $  12,020      $ 12,557         $ 12,894        $ 12,845
            Interest expense                                          6,448         6,813            7,036           7,093
                                                                  ---------      --------         --------        --------
                 Net interest income                                  5,572         5,744            5,858           5,752

            Provision for loan losses                                    30            53              138              43
            Other income                                                891           971            1,522             801
            Operating expense                                         4,293         4,512            4,973           4,783
            Provision for income taxes                                  789           767              720             654
                                                                  ---------      --------         --------        --------
            Net income                                            $   1,351      $  1,383         $  1,549        $  1,073
                                                                  =========      ========         ========        ========
            Basic earnings per share                              $    0.27      $   0.28         $   0.31        $   0.22
                                                                  =========      ========         ========        ========
            Diluted earnings per share                            $    0.27      $   0.27         $   0.31        $   0.21
                                                                  =========      ========         ========        ========


                                                                                    Quarter Ended
       -------------------------------------------------------------------------------------------------------------------
                                              December 31, 1995    March 31,     June 30,       September 30  December 31,
       -------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars In Thousands)
       Year ended December 31, 1996
          and three months ended
          December 31, 1995
            Interest income                        $ 10,205       $  10,748      $ 11,091         $ 11,845     $ 11,896
            Interest expense                          5,349           5,834         5,724            5,952        6,378
                 Net interest income                  4,856           4,914         5,367            5,893        5,518

            Provision for loan losses                    30               2            38               28          243
            Other income                              1,080             967           370              927        1,225
            Operating expense                         4,189           3,992         4,277            7,142        4,644
            Provision (benefit) for
              income taxes                              667             619          (361)            (164)         696
                                                   --------       ---------      --------         --------     --------
            Net income (loss)                      $  1,050       $   1,268      $  1,783         $   (186)    $  1,160
                                                   ========       =========      ========         ========     ========

            Basic earnings (loss) per share        $   0.22       $    0.26      $   0.37         $  (0.04)    $   0.24
                                                   ========       =========      ========         ========     ========
            Diluted  earnings  (loss) per share    $   0.22       $    0.26      $   0.36         $  (0.04)    $   0.23
                                                   ========       =========      ========         ========     ========

      The quarter ended June 30, 1996 results of operations include a $1,140,000 credit to the income tax provision related to the reversal of a liability accrued in prior years which management concluded was no longer necessary.

      The quarter ended September 30, 1996 results of operations include a one-time special assessment of $2,800,000 for the recapitalization of the SAIF administered by the FDIC.


                                       COMMUNITY SAVINGS BANKSHARES, INC.
                                            CORPORATE INFORMATION

                    CORPORATE HEADQUARTERS                                              AUDITORS
                    660 U.S. Highway One                                          Deloitte & Touche LLP
                 North Palm Beach, FL 33408                            1645 Palm Beach Lakes Boulevard, Suite 900
                  www.communitysavings.com                                      West Palm Beach, FL 33401

                                                                                     SPECIAL COUNSEL
                       ANNUAL MEETING                                     Elias, Matz, Tiernan & Herrick L.L.P.
                  April 22, 1998, 1:30 p.m.                                  734 15th Street, NW, 12th Floor
           Embassy Suites PGA, 4350 PGA Boulevard                                 Washington, DC 20005
                Palm Beach Gardens, FL 33410
                                                                                        FORM 10-K
                 REGISTRAR & TRANSFER AGENT                             A copy of the Company's Annual Report on
          ChaseMellon Shareholder Services, L.L.C.                Form 10-K, as filed with the Securities and Exchange
             Overpeck Centre, 85 Challenger Road                        Commission, is available without charge.
                  Ridgefield Park, NJ 07660
             (800) 526-0801 www.chasemellon.com                                       STOCK LISTING
                                                                 The Common Stock of Community Savings Bankshares, Inc.
                      DIVIDEND  SERVICES                                 is traded on the Nasdaq National Market
             Dividend Reinvestment and Optional                                  under the symbol CMSV.
        Cash Investment Plan - provides shareholders
        a regular way of investing cash dividends in                              SHAREHOLDER RELATIONS
   additional shares and investing optional cash payments               Deborah M. Rousseau, Corporate Secretary
          without payment of brokerage commissions.                 Shana P. Robinson, Assistant Corporate Secretary
                              .
               SHAREHOLDER ACCOUNT ASSISTANCE                                      INVESTOR RELATIONS
          Shareholders who wish to change the name                   James B. Pittard, Jr., Chief Executive Officer
        address or ownership of stock or report lost                  Larry J. Baker, CPA, Chief Financial Officer
          certificates should contact the Registrar
              and Transfer Agent at the address                                      (561) 881-2212
                   or phone number above.                                       (800) 879-0112 (Florida)

The Association's Common Stock began trading on October 24, 1994. On October 1, 1997 as a result of the reorganization, Bankshares' common stock was substituted for that of the Association. As of December 31, 1997, there were 5,094,920 shares of Common Stock outstanding and 931 shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. The following table sets forth quarter ending book value, high, low, and closing trade prices, and dividend per share information.

--------------------------------------------------------------------------------------------------------------------

                             Book                                   Stock Prices                            Dividend
                                         ------------------------------------------------------------
                             Value                 High                 Low                Close           Per Share
--------------------------------------------------------------------------------------------------------------------
December 31, 1997           $16.39                $39.75               $32.25             $35.38              $.2250
September 30, 1997          $16.26                $37.25               $21.75             $36.25              $.2250
June 30, 1997               $15.95                $22.50               $19.63             $22.00              $.2250
March 31, 1997              $15.57                $20.63               $18.50             $19.63              $.2250

December 31, 1996           $15.50                $20.75               $16.25             $20.50              $.2000
September 30, 1996          $15.33                $17.00               $15.75             $16.75              $.2000
June 30, 1996               $15.38                $16.00               $14.25             $16.00              $.2000
March 31, 1996              $15.35                $17.00               $15.50             $15.50              $.1750
December 31, 1995           $15.35                $18.38               $16.75             $17.00              $.1750